This document is being submitted as required by 14(A)3 of
schedule 14(A) and will not be attached as an appendix to the proxy statement mailed to the shareholders.


















                       OPERATING AGREEMENT

                              FOR

                    CROWN ASPHALT RIDGE L.L.C.


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

                      TABLE OF CONTENTS



                                                        Page
ARTICLE I    THE LIMITED LIABILITY COMPANY                 1
     1.1     Formation                                     1
     1.2     Name                                          1
     1.3     Articles of Organization                      1
     1.4     Registered Office, Registered Agent           1
     1.5     Principal Place of Business                   2
     1.6     Character of Business                         2
     1.7     The Members                                   2
     1.8     Term                                          2
     1.9     No State-Law Partnership                      2

ARTICLE II   DEFINITIONS                                   3

ARTICLE III  CAPITAL CONTRIBUTIONS; MEMBER ADVANCES       13
     3.1     Initial Capital Contributions of Crown       13
     3.2     Initial Capital Contribution of MCNIC        13
     3.3     Secondary Capital Contributions of Crown     13
     3.4     Secondary Capital Contribution of MCNIC      16
     3.5     Additional Capital Contributions             16
     3.6     Failure to Contribute                        16
     3.7     Return of Contributions                      18
     3.8     Advances by Members                          19
     3.9     Conditions Precedent to Capital
               Contributions by MCNIC                     19
     3.10    Conditions Precedent to Capital
               Contributions by Crown                     21

ARTICLE IV   REPRESENTATIONS, WARRANTIES AND COVENANTS    22
#325596.v2
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     4.1     Capacity of Members                          22
     4.2     Litigation                                   22
     4.3     Compliance with Laws; No Defaults            22
     4.4     Investment Representations                   23
     4.5     Intellectual Property                        23
     4.6     Additional Representations, Warranties
               and Covenants  of Crown                    24
     4.7     Knowledge                                    29
     4.8     Survival                                     29

ARTICLE V    MANAGERS -- MANAGEMENT POWERS--OFFICERS      30
     5.1     Managers                                     30
     5.2     Management Authority                         30
     5.3     Annual Operating Plan.                       33
     5.4     Detailed Engineering                         35
     5.5     Duties                                       35
     5.6     Reliance by Third Parties                    35
     5.7     Resignation                                  35
     5.8     Vacancies                                    36
     5.9     Information Relating to the Company          36
     5.10    Insurance                                    36
     5.11    Tax Matters Partner                          36
     5.12    Exculpation                                  36
     5.13    Officers                                     37

ARTICLE VI   MANAGEMENT FEES AND REIMBURSEMENTS; COMPANY
             OPPORTUNITIES; CONFLICTS                     38
     6.1     Management Fee                               38
     6.2     Reimbursements                               38
     6.3     Company Opportunities; Conflicts of Interest 38

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
ARTICLE VII     OPERATING PROTOCOLS; CONSTRUCTION OF
                ADDITIONAL PLANTS                         40
     7.1        In General                                40
     7.2        Properties                                40
     7.3        Marketing Plan                            40
     7.4        Construction of Initial Plant             41
     7.5        Subsequent Plants                         41

ARTICLE VIII    DISTRIBUTIONS TO THE MEMBERS              48
     8.1        Nonliquidating Distributions              48
     8.2        Liquidating Distributions                 48
     8.3        Distributions in Kind                     48

ARTICLE IX      ALLOCATIONS OF PROFITS AND LOSSES         49
     9.1        In General                                49
     9.2        Regulatory Allocations and
                  Curative Provisions                     51
     9.3        Other Allocation Rules                    52
     9.4        Adjustment of Sharing Ratios Upon Payout  53

ARTICLE X       ALLOCATION OF TAXABLE INCOME AND
                TAX LOSSES                                53
     10.1       In General                                53
     10.2       Allocation of Section 704(c) Items        53
     10.3       Integration With Section 754 Election     53
     10.4       Allocation of Tax Credits                 54

ARTICLE XI      MEMBERS                                   54
     11.1       Limited Liability                         54
     11.2       Quorum                                    54
     11.3       Informal Action                           54
     11.4       Meetings                                  54

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
     11.5       Place of Meeting                          54
     11.6       Notice of Meeting                         54
     11.7       Proxies                                   55
     11.8       Conduct of Meeting                        55

ARTICLE XII     ACCOUNTING AND REPORTING                  55
     12.1       Books                                     55
     12.2       Capital Accounts                          55
     12.3       Transfers During Year                     56
     12.4       Reports                                   56
     12.5       Section 754 Election                      57
     12.6       Independent Audit                         57
     12.7       Treatment of Formation of LLC-2
                  and LLC-3                               57


ARTICLE XIII    TRANSFER OF MEMBER' S INTEREST--RIGHT
                OF FIRST OFFER                            57
     13.1       Restrictions on Transfer                  57
     13.2       Right of First Offer                      58
     13.3       Tag-Along Rights                          58
     13.4       Cash Equivalents                          59
     13.5       Direct and Indirect Transfers             59
     13.6       Substitution of a Member                  59
     13.7       Conditions to Substitution                60

ARTICLE XIV     DISSOLUTION AND TERMINATION               61
     14.1       Dissolution                               61
     14.2       Liquidation                               61
     14.3       Waiver of Right to Court Decree
                  of Dissolution                          63
     14.4       Articles of Dissolution                   63

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ARTICLE XV      INDEMNIFICATION                           63
     15.1       Indemnification                           63
     15.2       Implementation                            65

ARTICLE XVI     ARBITRATION                               66
     16.1       Submission to Arbitration                 66
     16.2       Initiation of Arbitration and
                  Selection of Arbitrators                66
     16.3       Arbitration Procedures                    66
     16.4       Enforcement                               67
     16.5       Fees and Costs                            67
     16.6       Capital Contributions                     67

ARTICLE XVII    NOTICES                                   67
     17.1       Method of Notices                         67
     17.2       Computation of Time                       68

ARTICLE XVIII   GENERAL PROVISIONS                        68
     18.1       Confidentiality                           68
     18.2       Public Announcements                      69
     18.3       Entire Agreement                          69
     18.4       Amendment                                 69
     18.5       Applicable Law                            69
     18.6       Pronouns                                  69
     18.7       U.S. Dollars                              69
     18.8       Counterparts                              69
     18.9       Additional Documents                      69
     18.10      Written Consents                          69

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
                      List of Schedules

Schedule 2.1 -- Intellectual Property
Schedule 2.2 -- Detailed Engineering
Schedule 2.3 -- Existing Data.
Schedule 3.3(a)(i)
Schedule 4.2
Schedule 4.3
Schedule 4.4(h)(ii)
Schedule 4.6 -- Project Area
Schedule 4.6(a)
Schedule 4.6(a)(ii)
Schedule 4.6(a)(iii)
Schedule 4.6(a)(iv)
Schedule 4.6(h)(i)
Schedule 4.6(l)
Schedule 4.6(m)
Schedule 7.5(c)








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

                     OPERATING AGREEMENT

                             FOR

                 CROWN ASPHALT RIDGE L.L.C.


     THIS OPERATING AGREEMENT (this "Agreement") dated as of August 1, 1997 is between MCNIC PIPELINE & PROCESSING COMPANY, a Michigan corporation ("MCNIC"), and CROWN ASPHALT CORPORATION, a Utah corporation ("Crown"), which is a wholly owned subsidiary of Crown Energy Corporation, a Utah corporation ("Crown Parent"). MCNIC and Crown are sometimes referred to herein collectively as the "Members" and each individually as a "Member."

     In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

                THE LIMITED LIABILITY COMPANY

     1.1 Formation . The Members hereby form a limited liability company pursuant to the Utah Limited Liability Company Act (the "Act") upon the terms and conditions set forth in this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

     1.2 Name . The name of the limited liability company shall be Crown Asphalt Ridge L.L.C. (the "Company").

     1.3 Articles of Organization . The Managers shall cause articles of organization that comply with the requirements of the Act to be properly filed with the Utah
Division of Corporations and Commercial Code.  In the

#325596.v2
future, the Managers shall execute such further documents (including amendments to the articles of organization) and take such further action as shall be appropriate or necessary to comply with the requirements of law for the formation or operation of a limited liability company in all states and counties where the Company may conduct its business.

     1.4 Registered Office, Registered Agent . The location of the registered office of the Company shall be CT Corporation System, or such other location as the Members may designate. The Company's registered agent at such address shall be 50 W. Broadway, Salt Lake City, Utah 84101.

     1.5 Principal Place of Business . The location of the principal place of business of the Company shall be at 215 South State, Suite 550, Salt Lake City, Utah 84111, or at such other place as the Members from time to time may select.

     1.6 Character of Business . The business of the Company shall be (a) to determine the means and economic feasibility of the processing, refining or other beneficiation of Products; (b) to receive an assignment of or acquire the Properties as provided for herein and the Sublicense; (c) to acquire additional property within the Project Area or Area of Mutual Interest; (d) to engage in Development and Mining on the Properties; (e) to construct one or more facilities or other improvements for the handling, processing, refining or other beneficiation of Products; (f) to engage in Operations on the Properties; (g) to engage in marketing asphalt, diesel fuel and other Products; (h) to perform any other activity necessary, appropriate or incidental to any of the foregoing; and (i) to transact any and all other businesses for which limited liability companies may be formed under the Act.

     1.7 The Members . The name and business address of each Member are as follows:

      Name                               Address

      MCNIC                              150 West
                                         Jefferson Avenue
                                         Suite 1700
                                         Detroit, Michigan 48226

     Crown Asphalt Corporation           215 South State
                                         Suite 550
                                         Salt Lake City, Utah 84111

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                                2

Additional Members shall not be admitted to the Company without the prior written consent of all of the Members.

     1.8 Term . The Company shall continue until the happening of the first to occur of January 1, 2090 or one of the events set forth in Section 14.1.

     1.9 No State-Law Partnership . The Members intend that the Company not be a partnership (including, without limitation, a limited partnership or a mining partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

















#325596.v2

                         ARTICLE II.

                         DEFINITIONS

     The following terms shall have the indicated meaning:

     "AAA" shall mean the American Arbitration Association.

     "Acquiring Member" shall have the meaning set forth in
Section 6.3(b)(i).

     "Adjusted Capital Account Deficit" shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the fiscal year after giving effect to the following adjustments:

          (a) Credit to such Capital Account any addition thereto pursuant to 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any Member for nonrecourse debt (as determined under 1.704-2(i)(3) of the Treasury
Regulations); and

          (b)  Debit to such Capital Account the items
described in  1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the
Treasury Regulations.

          This definition of Adjusted Capital Account
Deficit is intended to comply with the provisions of Treasury Regulation 1.704-1(b)(2)(ii)(d).

     "Adjusted Properties" shall have the meaning set forth in Section 10.2.

     "Additional Capital Contribution" shall mean, with respect to any Member, the aggregate amount of cash to be contributed by such Member to the Company in respect of any capital call pursuant to Section 3.5 or Section 5.3(e).

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
     "Additional Opportunities" shall have the meaning set forth in Section 6.3(a).

     "Affiliate" shall mean with respect to a Member (a) any Person directly or indirectly owning, controlling or holding with power to vote 50% or more of the outstanding voting securities, membership interests or partnership interests of the Member, (b) any Person 50% or more of whose outstanding voting securities, membership interests or partnership interests are directly or indirectly owned, controlled or held with power to vote by the Member or a Person or group described in "(a)", and (c) any officer, director, member, manager or partner of the Member or any Person described in subsections (a) or (b) of this paragraph.

     "AMI Opportunity" shall have the meaning set forth in
Section 6.3(b).

     "Annual Operating Plan" shall have the meaning set forth in Section 5.3(a).

     "Application for Payment" shall mean the invoice presented by the General Contractor to the Company for payment of amounts due pursuant to the EPC Contract. The EPC Contract shall describe in detail the contents of each "Application for Payment" which shall contain such information as is customary for bank financed construction loans or as is required by MCNIC, and shall require each "Application for Payment" to be in the form of an affidavit.

     "Area of Mutual Interest" shall mean the State of Utah excluding the Project Area.

     "Available Cash" shall mean the cash or cash equivalent items held by the Company, less cash reserve accounts established by the Management Committee. The Management Committee shall be authorized to set up such cash reserve accounts as it reasonably determines are necessary including cash reserve accounts for future capital expenditures.

     "Back-in Option" shall have the meaning set forth in
Section 7.5(f).

     "Capital Accounts" shall mean the account established for each Member pursuant to Section 12.2.

     "Capital Contribution" shall mean for any Member at the

#325596.v2
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
particular time in question the aggregate of the dollar amounts of any cash or cash equivalents contributed to the capital of the Company, or, if the context in which such term is used so indicates, the agreed value of any property agreed to be contributed or requested to be contributed by a Member to the capital of the Company.

     "Carrying Value" The initial "Carrying Value" of property contributed to the Company by a Member shall mean the agreed value of such property at the time of contribution as determined by the Managers and the contributing Member. The initial Carrying Value of any other property shall be the adjusted basis of such property for federal income tax purposes at the time it is acquired by the Company. The initial Carrying Value of a property shall be reduced (but not below zero) by all subsequent depreciation, cost recovery, depletion and amortization deductions with respect to such property as taken into account in determining profit and loss. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 12.2(b) and 12.2(c), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions, acquisitions or improvements of Company properties, as deemed appropriate by the Managers.

     "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation, and Liability Act of 1986, as amended.

     "Chairman" shall have the meaning set forth in
Section 5.1(a).

     "Claim Notice" shall have the meaning set forth in
Section 15.2(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code are deemed to include a reference to any corresponding provision of future law.

     "Company" shall have the meaning set forth in
Section 1.2.

     "Confidential Information" shall have the meaning set forth in Section 18.1.

     "Continuing Obligations" shall mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties or Operation of the Plant have ceased or are suspended, such as future monitoring, stabilization or Environmental Compliance.

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                            6

     "Contractor's Affidavit" shall be the affidavit of the General Contractor required by the EPC Contract to be presented to the Company along with each Application for Payment. The EPC Contract shall require the "Contractor's
Affidavit" to contain such statements as are customary in connection with bank financed construction loans or as are required by MCNIC.

     "Crown" shall have the meaning set forth in the preamble to this Agreement.

     "Crown Base Sharing Ratio - LLC-2" shall have the meaning set forth in Section 7.5(d).

     "Crown Base Sharing Ratio - LLC-3" shall have the meaning set forth in Section 7.5(d).

     "Crown Intellectual Property" shall mean the Intellectual Property contributed to the Company by Crown pursuant to Section 3.3(a)(ii), and including the items identified on Schedule 2.1.

     "Crown Parent" shall have the meaning set forth in the preamble to this Agreement.

     "Date of Notice" shall have the meaning set forth in
Section 5.12(b).

     "Default Interest Rate" shall mean a rate per annum equal to the lesser of (a) 6% plus the General Interest
Rate, and (b) the maximum rate permitted by applicable law.

     "Delinquent Member" shall have the meaning set forth in
Section 3.6(a).

     "Detailed Engineering" shall mean the study to be conducted by the Company concerning the items set forth on
Schedule 2.2 -- Detailed Engineering.

     "Development" shall mean all preparation for the removal and recovery of Products, including, without limitation, construction of any improvements to be used for the Mining or handling of Products, and all related
Environmental Compliance.

     "Effective Date" shall mean August 1, 1997.

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                             7

     "18% Threshold Return" shall be deemed to have been achieved if:

          (i) for purposes of applying Section 7.5(a), during any Test Period - Initial Plant: (A) MCNIC's Sharing Ratio share of the Net Operating Income of the Company attributable to the Initial Plant, less (B) interest during such test period at the General Interest Rate on 50% of the aggregate Capital contributions of MCNIC to the Company, equals or exceeds (C) 18% of 50% of the aggregate Capital Contributions of MCNIC to the Company;

          (ii) for purposes of applying Section 7.5(b), during any Test Period - Plant 2: (A) MCNIC's sharing ratio (in LLC-2) share of the Net Operating Income of LLC-2 attributable to Plant 2, less (B) interest during such test period at the General Interest Rate on 50% of the aggregate capital contributions of MCNIC to LLC-2, equals or exceeds
(C) 18% of 50% of the aggregate capital contributions of MCNIC to LLC-2.

     "Environmental Compliance" shall mean all actions performed during or after Operations to comply with the requirements of all Environmental Laws or commitments or obligations related to reclamation of the Properties or compliance with Environmental Laws.

     "Environmental Laws" shall mean Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or hazardous wastes into the environment, including without limitation, ambient air, soil, surface water and groundwater, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including, by way of example and without limitation, CERCLA and RCRA.

     "Environmental Liabilities" shall mean any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against any Person, by any Person alleging liability (including, without limitation, liability for

#325596.v2
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
study, testing or investigatory costs, cleanup costs, corrective action costs, response costs, removal costs, remediation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate to or from the Properties to or from off-site properties, (ii) physical disturbance of the environment, or (iii) the violation or alleged violation of any Environmental Laws.

     "Encumbrances" shall mean mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

     "EPC Contract" shall have the meaning set forth in
Section 7.4(a)

     "Equipment Leases" shall mean capital leases in form and substance satisfactory to MCNIC pursuant to which Crown leases the Leased Equipment from the lessor-owner thereof.

     "Equipment Lease Fair Market Value" shall mean the fair market value of the Leased Equipment.

     "Existing Data" shall mean maps, drill logs or other drilling data, core tests, samples, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, title reports, title opinions, status reports, title policies and policy commitments and other information and data related to title to the Properties, test results and other information regarding pilot or demonstration projects, operating and net revenue interests, prices currently being received for production and other material information developed with respect to the Properties or the actual or potential development thereof prior to the Effective Date, including, without limitation, the reports, studies and analyses set forth in Schedule 2.3 -- Existing Data.

     "Financial Statements" shall have the meaning set forth in Section 4.6(m).

     "General Contractor" shall have the meaning set forth in Section 7.4(a).

     "General Interest Rate" shall mean a rate per annum equal to the lesser of (a) an annual rate of interest which equals the floating commercial loan rate as published in the Wall Street Journal from time to time as the "Prime Rate," adjusted in each case as of the banking day in which a

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                             9
change in the Prime Rate occurs, as reported in the Wall Street Journal; provided, however, that if such rate is no longer published in the Wall Street Journal, then it shall mean an annual rate of interest which equals the floating commercial loan rate of Citibank, N.A., or its successors and assigns, announced from time to time as its "base rate," adjusted in each case as of the banking day in which a change in the base rate occurs; and (b) the maximum rate permitted by applicable law.

     "Governmental Fees" shall mean all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

     "Guaranty" shall mean the Guaranty dated as of the date of this Agreement from Crown Parent for the benefit of MCNIC, guaranteeing all obligations of Crown under this Agreement and the Management Agreement.

     "Guymon" shall mean Park Guymon Enterprises, Inc.

     "Guymon License" shall mean that License Agreement dated as of January 20, 1989, between Park Guymon
Enterprises, Inc., as licensor, and Crown, as licensee, covering the state of Utah and including any amendments thereto.

     "Hazardous Substances" shall have the meaning set forth in Section 4.6(j).

     "Initial Plant" shall mean the Plant to be constructed by the Company in accordance with this Agreement.

     "Initial Plant Payout" shall mean 7:00 A.M., local time, on the first day of the calendar month following the earliest calendar month during which (a) the aggregate cash distributions actually received by MCNIC from the Company (without including any tax credits, tax benefits or other tax effects under federal, state or local laws), equal (b) the product of (i) 1.15, multiplied by (ii) the aggregate Capital Contributions actually paid by MCNIC pursuant to Sections 3.2, 3.4 and 3.5 (and Capital Contributions at MCNIC's election pursuant to Section 3.6). Payout may occur only once hereunder, notwithstanding that MCNIC may make additional Capital Contributions to the Company after the occurrence of Payout which, if included in the computation of Initial Plant Payout, would result in Payout not having occurred.

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

     "Intellectual Property" shall mean patents, trade secrets, proprietary information, processes, copyrights, trademarks, software, know-how, technology, operating manuals and technical information now or hereafter owned by the Company, and shall include Crown Intellectual Property and developments, improvements and enhancements paid for by the Company or occurring during pursuit of the business of the Company.

     "Law" or "Laws" shall mean all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including Permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

     "Leased Equipment" shall mean that certain mining equipment identified on Schedule 3.3(a)(i), as amended from time to time to meet the needs of the Company as determined by Management Committee to be used in the Mining of tar sands from the Properties and the handling and delivery of such Products to the Initial Plant for processing at the Initial Plant; provided that to the extent the Leased
Equipment exceeds an Equipment Lease Fair Market Value of
$3,500,000, the last items of Leased Equipment that cause the Equipment Lease Fair Market Value to exceed $3,500,000 shall be the responsibility of the Company.

     "LLC-2" shall mean the limited liability company, if any, formed pursuant to Section 7.5(d) to construct and operate Plant 2.

     "LLC-3" shall mean the limited liability company, if any, formed pursuant to Section 7.5(d) to construct and operate Plant 3.

     "Loss" shall have the meaning set forth in Section
15.2(a).

     "Major Decision" shall have the meaning set forth in
Section 5.2(b).

     "Management Agreement" shall mean that certain
Operating and Management Agreement dated as of the Effective
Date between the Company and Crown.

     "Management Committee" shall have the meaning set forth in Section 5.2(a).

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
     "Managers" shall have the meaning set forth in
Section 5.1(a).

     "Marketing Plan" shall have the meaning set forth in
Section 7.3.

     "Material Adverse Effect" shall mean, with respect to any Member, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of that Person and its Affiliates (excluding those Persons included within subsection (c) of the definition of "Affiliate"), taken as a whole, or (ii) the ability of that Person to perform its obligations under this Agreement.

     "MCNIC" shall have the meaning set forth in the preamble to this Agreement.

     "Mine Production Plan" shall have the meaning set forth in Section 7.2.

     "Minimum Budget" shall have the meaning set forth in
Section 5.3(c).

     "Mining" shall mean the mining, extracting, producing, beneficiating, handling, refining or other processing of Products, as well as the removal of overburden from and the reclamation or restoration of the Properties.

     "Net Operating Income" with respect to a plant shall mean the gross proceeds received from the sale of Products produced from such plant, less:

          (i)  all costs and expenses to operate and
maintain the subject plant, including, without limitation, costs for tar sands and other inputs, and reserves for Environmental Compliance, (allocated over the projected economic life of the subject plant using the units of production method) major maintenance and other matters (but not including Plant Costs);

          (ii) income taxes attributable to income from the plant (determined using an assumed tax rate of 35%), excise, sales, severance and other taxes on inputs and Products, property taxes on the plant and equipment and all other taxes; and

#325596.v2

          (iii)     depreciation, depletion and
amortization.

The above items shall be determined in accordance with generally accepted accounting principles consistently applied after giving effect to the express terms of this Agreement, allocable to the applicable Test Period.

     "Nonacquiring Member" shall mean any Member that is not an Acquiring Member.

     "Non-Defaulting Member" shall have the meaning set forth in Section 3.6(a).

     "Non-Participating Member" shall have the meaning set forth in Section 7.5(d).

     "Notice of Additional Capital Contributions" shall mean, with respect to any call for Additional Capital
Contributions from the Members, a notice from the Chairman setting forth (a) the Required Capital, (b) the Additional
Capital Contribution required from each Member, and (c) the date on which such Additional Capital Contributions are required to be made to the Company.

     "Operating Protocols" shall mean those requirements for the activities of the Company set forth in Article VII.

     "Person" shall mean an individual, natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

     "Permits" shall mean those permits, consents and authorizations listed on Schedule 4.6(h)(i) hereto and all other licenses, permits (including with respect to environmental matters), plans of operation, consents, approvals, authorizations, permissions, notations, qualifications and orders of governmental authorities and third Persons as are required or necessary (i) for the Members to make their respective Capital Contributions and otherwise perform their obligations under this Agreement and the Management Agreement, (ii) for the Company to hold and

#325596.v2
operate the Properties and conduct Mining operations thereon as presently operated and as contemplated by this Agreement and the Management Agreement, (iii) to construct and operate the Initial Plant as contemplated by this Agreement and the Management Agreement, and (iv) to market and sell Products, in each case for the term of this Agreement and the Management Agreement, and (v) to dispose of materials or byproducts (including Hazardous Substances) generated or resulting from any of the foregoing activities.

     "Plant" shall mean a facility or facilities for the handling, processing, separation, flotation, refining or other beneficiation of Products.

     "Plant Costs" shall mean all costs and expenses of designing, developing, siting, permitting, constructing, equipping and testing the applicable plant and for all mining and other equipment purchased by the entity that owns the applicable Plant to be used in supplying such Plant with Products. All such expenditures and costs shall be determined in accordance with the accounting procedure attached as Exhibit "C" to the Management Agreement.

     "Plant 2" shall mean the first Subsequent Plant, if any.

     "Plant 3" shall mean the second Subsequent Plant, if any.

     "Plant 2 Payout" shall mean 7:00 A.M., local time, on the first day of the calendar month following the earliest calendar month during which (a) the aggregate cash distributions actually received by MCNIC from LLC-2 (without including any tax credits, tax benefits or other tax effects under federal, state or local laws), equal (b) the product of (i) 1.15, multiplied by (ii) the aggregate Capital Contributions actually paid to LLC-2 by MCNIC pursuant to those provisions of the operating agreement for LLC-2 that are the substantial equivalents of Sections 3.2, 3.4 and 3.5 of this Agreement. Payout may occur only once hereunder, notwithstanding that MCNIC may make additional Capital Contributions to LLC-2 after the occurrence of Plant 2 Payout which, if included in the computation of Plant 2 Payout, would result in Payout not having occurred.

     "Plant 3 Payout" shall mean 7:00 A.M., local time, on the first day of the calendar month following the earliest calendar month during which (a) the aggregate cash distributions actually received by MCNIC from LLC-3 (without including any tax credits, tax benefits or other tax effects under federal, state or local laws), equal (b) the product of (i) 1.15, multiplied by (ii) the aggregate Capital Contributions actually paid to LLC-3 by MCNIC pursuant to those provisions of the operating agreement for LLC-3 that are the substantial equivalents of Sections 3.2, 3.4 and 3.5 of this Agreement. Payout may occur only once hereunder, notwithstanding that MCNIC may make additional Capital Contributions to LLC-3 after the occurrence of Plant 3 Payout which, if included in the computation of Plant 3 Payout, would result in Payout not having occurred.

#325596.v2

     "Plant 2 Properties' Value" shall mean (i) an amount equal to $0.10 per barrel of Products that are projected to be commercially producible from Plant 2 at the design rate for the 20-year projected economic life of Plant 2 from the proved reserves of commercially recoverable tar sands contained in the Plant 2 Properties if the 30% Threshold
Return is achieved, or (ii) $1 if the 30% Threshold Return is not achieved.

     "Plant 3 Properties' Value" shall mean an amount equal to $0.10 per barrel of Products that are projected to be commercially producible from Plant 3 at the design rate for the 20-year projected economic life of Plant 3 from the proved reserves of commercially recoverable tar sands contained in the Plant 3 Properties if the 30% Threshold
Return is achieved, or (ii) $1 if the 30% Threshold Return is not achieved.

     "Products" shall mean all tar sands, hydrocarbons, bitumen, asphaltum and minerals and mineral resources produced from the Properties, and all products produced therefrom by or at the Plant, including, without limitation, asphalt, performance grade asphalt, and synthetic crude oil and diesel fuel.

     "Profit or Loss" shall mean the income or loss of the Company as determined under the capital accounting rules of Treasury Regulation 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of Members including, without limitation, the provisions of paragraphs 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4) of those regulations relating to the computation of items of income, gain, deductions and loss.

     "Project Area" shall mean the area described in
Schedule 4.6 -- Project Area.

     "Properties" shall mean those interests in real property and Water Rights described in Schedule 4.6(a) and its subparts.

     "RCRA" shall mean the Resource Conservation and Recovery Act.

     "Regulatory Allocations" shall have the meaning set forth in Section 9.2(g).

     "Required Capital" shall mean, with respect to any capital call pursuant to Section 3.5 or Section 5.3(e), the aggregate amount of cash to be contributed by both Members to the Company.

#325596.v2

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Sharing Ratios" shall mean each Member's membership interest in the Company. The Member's "Sharing Ratios" shall initially be as follows:

               MCNIC               75%

               Crown               25%

Such Sharing Ratios shall be adjusted as provided in Sections 3.6 and 9.4.

     "Subsequent Plants" shall mean two Plants that may be constructed by the Members after completion of the Initial
Plant. The Subsequent Plants shall not be owned or held by the Company but shall be held in separate limited liability companies owned by the parties as described in Article VII.

     "Sublicense" shall have the meaning specified in
Section 3.3(a)(ii).

     "Tag-Along Rights" shall have the meaning set forth in
Section 13.3.

     "Test Period - Initial Plant" shall mean any consecutive 12-month period following the date of the first sale of Products produced from the Initial Plant.

     "Test Period - Plant 2" shall mean any consecutive 12-month period following the date of the first sale of Products produced from the Plant 2.

     "30% Threshold Return." The "30% Threshold Return" shall be deemed to have been achieved if (A) MCNIC's Sharing Ratio share of the Net Operating Income attributable to the Initial Plant during any Test Period - Initial Plant ending on or before the commencement of first sales of Products from Plant 2, less (B) interest during the applicable test period at the General Interest Rate on 50% of the aggregate Capital Contributions of MCNIC to the Company, equals or exceeds (C) 30% of 50% of the aggregate Capital Contributions of MCNIC to the Company.

#325596.v2

     "TMP" shall have the meaning set forth in Section 5.11.

     "Treasury Regulations" shall mean regulations issued by the Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

     "200% Payout" shall have the meaning set forth in
Section 7.5(f)(ii).

     "Voting Interest"  Each Member shall have a "Voting
Interest" equal to its Sharing Ratio.

     "Water Rights" shall mean water and water rights and water permits, together with all applications for water rights or applications or Permits for the use, transfer, exchange or change of water rights, ditch and ditch rights, well and well rights, reservoir and reservoir rights, and stock or interests in irrigation or ditch companies appurtenant to the Properties and all other rights to water for use at or in connection with the Properties, the Initial Plant or the other improvements thereon, or the Mining of Products on or in the Properties that are now owned or hereafter acquired by Crown Parent or Crown or that are subsequently acquired and held by the Company pursuant to this Agreement.

                        ARTICLE III.

           CAPITAL CONTRIBUTIONS; MEMBER ADVANCES

     3.1 Initial Capital Contributions of Crown . For the express purpose of funding the Detailed Engineering, Crown shall make an initial Capital Contribution to the Company within 30 days of the Company's formation of $100,000.

     3.2 Initial Capital Contribution of MCNIC . For the express purpose of funding the Detailed Engineering, MCNIC shall make an initial Capital Contribution to the Company within 30 days of the Company's formation of $300,000.

     3.3  Secondary Capital Contributions of Crown .
Following the completion of the Detailed Engineering, and

#325596.v2
upon Crown's determination to proceed with the development of the Initial Plant:
          (a) Crown shall make a Capital Contribution of the following funds and property to the Company:

               (i)  Crown's rights as the lessee under the
Equipment Leases in the Leased Equipment as identified on
Schedule 3.3(a)(i); provided that (A) as part of its Capital Contribution Crown shall retain and timely pay, perform and discharge all of the lessee's rental and other obligations under the Equipment Leases for the entire term thereof, and shall purchase at its expense the Leased Equipment at the end of the term thereof, (B) Crown shall be credited with a Capital Contribution equal to the amount of each such payment when it is actually made by Crown, (C) the failure to make any such payment shall constitute a failure by Crown to make a required Capital Contribution to the Company in an amount equal to the amount that the Company or MCNIC would be required to expend to remedy such failure after the Company or MCNIC is notified of such failure (including, without limitation, the unpaid amount and any interest, fees or other amounts payable to the lessor due to such failure), and (D) the Company shall be entitled to any deduction relating to the Equipment Leases;

               (ii) a grant to the Company of any rights, now or hereafter owned or controlled by Crown or any Affiliate of Crown, which are necessary or beneficial for pursuing the business of the Company as contemplated by this Agreement, the grant to include a sublicense (the "Sublicense") to the Company under the Guymon License in a form reasonably satisfactory to MCNIC and including royalty and other obligations no more onerous than those required of the licensee under the Guymon License; and

               (iii)     the Properties.

     For the purposes of this Agreement, the Members agree that the agreed value of the items being contributed by Crown pursuant to Section 3.3(a)(ii) is $1, and
Section 3.3(a)(iii) is $500,000.

     Crown shall be responsible for and shall pay all ad valorem, property, production, severance, excise and similar taxes and assessments, and royalties based on or measured by the ownership of the Properties or the production of Products therefrom, or the ownership of the Crown Intellectual Property, either accruing or assessed based upon such ownership or production before the Effective Date, regardless of whether such taxes and assessments and royalties become due before or after such date; and the Company shall be responsible for and shall pay such taxes and assessments and royalties accruing or assessed based upon the ownership of the Properties or the production therefrom, or the ownership of the Intellectual Property after the Effective Date.

#325596.v2

          (b) Crown shall contribute in cash to the Company such additional amounts as shall be necessary to pay timely, but in no event later than two business days before such amounts become due and payable by the Company and, if applicable, no later than the date set forth in a Notice of Additional Capital Contributions delivered pursuant to
Section 5.3(e), the costs and expenses allocated and charged to Crown in Sections 5.3(e) and 7.4 and elsewhere herein. Crown shall only be required to make cash Capital Contributions to the Company pursuant to this Section 3.3(b) to pay the costs and expenses allocated and charged to Crown in Section 7.4 to the extent that the sum of (A) the aggregate cash amount contributed by Crown to pay such costs and expenses, plus (B) $500,001 plus (C) the Equipment Lease Fair Market Value (as reasonably estimated by the Managers at the time the Detailed Engineering is approved) is less than (D) one-third of the expected Capital Contributions of MCNIC pursuant to Section 3.4 to pay costs and expenses allocated and charged to MCNIC in Section 7.4, as reasonably estimated by the Managers from time to time taking into consideration the EPC Contract costs and the progress of construction under the EPC Contract.

               Crown shall make cash Capital Contributions to the Company as Capital Contributions are required from the Members from time to time to pay costs and expenses allocated and charged to the Members in Section 7.4 in an amount equal to the product of (x) the amount of the required Capital Contribution from Crown (determined pursuant to Section 7.4(b)(i) before giving effect to this Section), multiplied by (y) a fraction, the numerator of which is equal to the amount of the required Capital Contribution from MCNIC (determined pursuant to Section 7.4(b)(i) before giving effect to this Section), and the denominator of which is equal to the then expected aggregate Capital Contributions of MCNIC to pay costs and expenses allocated and charged to MCNIC pursuant to Section 7.4 (before giving effect to this Section) as reasonably estimated by the Managers from time to time as provided in "(D)" above (for example, if the sum of "(A)", "(B)" and "(C)" above is equal to $4MM and the expected aggregate Capital Contributions from MCNIC is equal to $15MM, Crown would be required to contribute an aggregate amount of $1MM to the Company pursuant to this Section ($15MM/3 - $4MM = $1MM) and if MCNIC was required to contribute $1MM on a given date, Crown would be required to contribute $66,667 on such date ($1MM X $1MM/$15MM)).

               If, when the amounts estimated in "(C)" and "(D)" are finally known based on actual contributions, Crown has contributed a greater or lesser amount that it would have contributed if the estimate(s) in "(C)" and "(D)" had equaled the actual amount, then appropriate adjustments to the Members' Capital Contributions shall be made to cause Crown's cash Capital Contribution under this Section 3.3(b) after such adjustments (without any adjustment for interest) to equal the amount Crown would have contributed if the estimates in "(C)" and "(D)" had equaled the actual amount; provided that if such adjustments result in a reduction in Crown's Capital Account, the Company shall not make a

#325596.v2
distribution to Crown in the amount of such reduction but shall assume the obligation of Crown to make future payments under the Equipment Leases in an amount equal to the amount of such reduction in Crown's Capital Account.
Unless otherwise agreed by the Members, the Company shall satisfy such obligation by paying such amount towards satisfaction of the purchase price of the Equipment at the expiration of the term of the Equipment Leases and, if any excess amount remains, towards the last payments under the Equipment Leases.

            (c)    Crown   shall  make  Additional   Capital
Contributions as provided in Section 3.5.

       3.4 Secondary Capital Contribution of MCNIC . Following the completion of the Detailed Engineering, and upon MCNIC's determination to proceed with the development of the Initial Plant, MCNIC shall make the following Capital Contributions to the Company:

          (a) MCNIC shall contribute in cash to the Company such amounts as shall be necessary to pay timely, but in no event later than two business days before such amounts become due and payable by the Company, and, if applicable, no later than the date set forth in a Notice of Additional Capital Contributions delivered pursuant to Section 5.3(e), the costs and expenses allocated and charged to MCNIC in Sections 5.3(e) and 7.4 and elsewhere herein.

            (b)    MCNIC   shall  make  Additional   Capital
Contributions as provided in Section 3.5.

      3.5 Additional Capital Contributions . The Managers shall have the right to call for Additional Capital Contributions from the Members, pro rata to their respective Sharing Ratios. Any such call shall constitute a Major Decision. If the Management Committee approves an
Additional   Capital   Contribution   pursuant    to    this
Section 3.5, the Chairman shall, as soon as practicable thereafter, deliver to each Member a Notice of Additional Capital Contribution at least 30 business days in advance of the time such Additional Capital Contribution is required to be made to the Company. The required Additional Capital Contribution for each Member shall be calculated by multiplying the Required Capital by that Member's percentage Sharing Ratio. The Members shall be obligated to make such Additional Capital Contributions to the Company in immediately available funds on or before the date specified in the applicable Notice of Additional Capital Contributions.

     3.6  Failure to Contribute.

#325596.v2

           (a) If a Member (the "Delinquent Member") does not contribute by the time required all or any portion of a Capital Contribution that such Member is required to make as provided in this Agreement, the Company, at the direction of the other Member (the "Non-Defaulting Member"), or the Non-Defaulting Member, may exercise, on notice to the Delinquent Member, one or more of the remedies set forth in "(i)," "(ii)," "(iii)," and "(iv)" below. The Company or the Non-Defaulting Member, as the case may be, may plead for relief under one or more of such remedies in any arbitration or judicial proceeding; provided, however, to the extent the Company or the Non-Defaulting Member exercises one of such remedies as to all or a portion of the Capital Contribution that is in default and receives the payment, adjustment or other relief provided for in connection with such remedy, the Defaulting Member shall not be liable in any event for more than the obligation that is owed.

               (i) Taking such action as the Non-Defaulting Member may deem appropriate to obtain payment to the Company by the Delinquent Member of the portion of the Delinquent Member's Capital Contribution that is in default, together with interest thereon at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Delinquent Member; or

                (ii)  the Non-Defaulting Member may advance,
in the Non-Defaulting Member's sole discretion, the portion of the Delinquent Member's Capital Contribution that is in default and designate whether such contribution is made under the loan provisions of Section 3.6(a)(ii)(A) or is made as a Capital Contribution by the Non-Defaulting Member under the provisions of Section 3.6(a)(ii)(B);

                         (A)  A Capital Contribution made to
          the    Company   and   designated    under    this
          Section 3.6(a)(ii)(A) shall constitute a loan from the Non-Defaulting Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement, with the following results:

                                      (1)    the   principal
               balance of the loan and all accrued unpaid interest thereon shall be due and payable in whole on the tenth day after written demand therefor by the Non-Defaulting Member to the Delinquent Member;

                                    (2)   the amount  loaned
               shall  bear interest at the Default  Interest

#325596.v2

               Rate from the day that the advance is deemed made until the date that the loan, together with all interest accrued on it, is repaid to the Non-Defaulting Member;

                                    (3)   all  distributions
               from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Non-Defaulting Member until the loan and all interest accrued on it have been paid in full to the Non-Defaulting Member (with payments being applied first to accrued and unpaid interest and then to principal);

                                    (4)  the payment of  the
               loan and interest accrued on it shall be secured by a security interest in the Delinquent Member's membership interest, as more fully set forth in Section 3.6(b); and

                                    (5)   the Non-Defaulting
               Member has the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action that the Non-Defaulting Member may deem appropriate to obtain payment by the Delinquent Member of the loan and all accrued and unpaid interest on it, at the cost and expense of the Delinquent Member;

                         (B)  A Capital Contribution made to
          the    Company   and   designated    under    this
          Section 3.6(a)(ii)(B) shall be treated as a Capital Contribution by the Non-Defaulting Member and shall be credited to the Capital Account of the Non-Defaulting Member making the contribution. The Sharing Ratio of the Delinquent Member shall be reduced by the following (expressed as a percentage number):

          Unpaid Contribution of Delinquent Member
         Total Capital Contributions By All Members

For purposes of this Section 3.6(a)(ii)(B) "Total Capital
Contributions By All Members" means the aggregate Capital
Contributions of the Members (including the Capital
Contribution made by the Non-Defaulting Member pursuant to this Section 3.6(a)(ii)). The Sharing Ratio of the Non-

#325596.v2

Defaulting Member that makes the contribution shall be increased by a percentage number equal to the reduction in the Sharing Ratio of the Delinquent Member. Appropriate adjustments shall be made in the Capital Accounts of the Members and the Carrying Value of Company property as provided in Section 12.2(b) to reflect actual cash contributions;

               (iii)     exercising the rights of a secured
party under the Uniform Commercial Code of the State of Utah, as more fully set forth in Section 3.6(b); or

               (iv) exercising any other rights and remedies available at law or in equity.

          (b) Each Member grants to the Company, and to the Non-Defaulting Member with respect to any loans made by the Non-Defaulting Member to that Member as a Delinquent Member pursuant to Section 3.6(a)(ii)(A), as security, for the payment of all Capital Contributions that Member has agreed to make and the payment of all loans and interest accrued on them made by the Non-Defaulting Member to that Member as a Delinquent Member pursuant to Section 3.6(a)(ii)(A), a security interest in and a general lien on all of its interest in the Company and the proceeds thereof, all under the Uniform Commercial Code of the State of Utah. On any default in the payment of a Capital Contribution or in the payment of such a loan or interest accrued on it, the Company or the Non-Defaulting Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Utah with respect to the security interest granted in this
Section 3.6(b), subject to Article XVI. Each Member shall execute and deliver to the Company and the other Members all financing statements and other instruments that the Company or the Non-Defaulting Member, as applicable, may request to effectuate and carry out the preceding provisions of this
Section 3.6(b). At the option of the Company or a Non-Defaulting Member, this Agreement or a carbon, photographic, or other copy hereof may serve as a financing statement.

     3.7 Return of Contributions . A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend and cash or property to the Company to enable the Company to return any Member's Capital Contributions. The provisions of this Section 3.7 shall not limit a Member's rights under Article XIV.

     3.8 Advances by Members . If at any time the cash available to the Company is less than: (i) the Company's then current obligations, and (ii) expenses and amounts necessary for the Company to conduct its business and operations according to its ordinary and usual course of business, preserve intact its business organization, keep

#325596.v2
available the services of its officers and employees and maintain satisfactory relationships with persons having business relationships with the Company, the Members may, if requested by the Management Committee, but shall not be obligated to, advance all or any portion of such cash deficiency to the Company. Such request and advance shall not constitute a Major Decision notwithstanding any provision of Section 5.2(b). If more than one Member elects to make such advance, they shall make the advances in proportion to their respective Sharing Ratios. All advances made pursuant to this Section 3.8 shall constitute a loan from the advancing Member(s) to the Company, shall bear interest at the General Interest Rate and shall not be considered as part of the Company's equity or Members' capital contributions. Any such loan shall be subordinate to any loans from any then existing third-party lender to the Company if required by such lender and shall be repaid prior to any distributions to the Members.

     3.9 Conditions Precedent to Capital Contributions by MCNIC . Notwithstanding anything to the contrary contained in this Agreement, the obligation of MCNIC to make Capital Contributions to the Company pursuant to Sections 3.4 and
3.5 is subject to the satisfaction of the following conditions precedent to such Capital Contributions at and as of the time such contribution is to be made:

          (a) All representations and warranties of Crown and Crown Parent contained in this Agreement and the Guaranty shall be true and correct, and Crown and Crown
Parent shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Crown and Crown Parent through the date of such MCNIC
Capital Contributions.

          (b) The Company shall have obtained all Permits as are required in MCNIC's reasonable judgment to consummate the transactions contemplated herein, to operate the Properties and to construct and operate the Initial
Plant or, as to Permits that have not been obtained, in MCNIC's reasonable judgment all such Permits shall be expected to be timely obtained.

          (c) The Company shall be legally entitled to use the Crown Intellectual Property in the manner contemplated by this Agreement upon terms no less favorable than those upon which Crown could use the Crown Intellectual Property on the day immediately preceding the Effective Date.

          (d) MCNIC shall have received the Guaranty from Crown Parent in form and substance satisfactory to MCNIC.

          (e) Crown shall have entered into and assigned to the Company, exchange, delivery or other agreements satisfactory to MCNIC or identified alternate sources

#325596.v2
reasonably satisfactory to MCNIC such that the Company will have the right to convey or take water pursuant to the Water Rights or from alternate points of diversion and convey the water to and use and consume the water at the Properties and the Initial Plant.

          (f) The Equipment Leases shall be in form and substance satisfactory to MCNIC.

          (g)  MCNIC shall have received one or more
opinions from counsel to Crown and Crown Parent, in form and substance reasonably satisfactory to MCNIC, which opinions shall address: (i) the due formation, valid existence and good standing of Crown and Crown Parent in the State of Utah, (ii) the due execution and delivery of this Agreement, the Management Agreement, the Guaranty, and the Sublicense,
(iii) the due authorization of this Agreement, the Management Agreement, the Guaranty, and the Sublicense, and the performance of the transactions contemplated herein and therein, including specifically an opinion that this Agreement, the Management Agreement, the Guaranty, and the Sublicense, and the transfer of the Property and Water Rights to the Company, have been duly authorized by all necessary corporate and Shareholder action, (iv) the enforceability of this Agreement, the Management Agreement, the Guaranty, and the Sublicense against Crown and Crown Parent, as appropriate, in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, (v) the Company's right to use the Crown Intellectual Property as contemplated herein and in the Sublicense, (vi) that the investment by Crown in the Company constitutes a private placement by the Company to a single accredited investor and is exempt from registration under all applicable federal and state securities laws, and
(vii) such other matters as MCNIC reasonably requires.

          (h) The Company shall have received the executed Sublicense from Crown and shall have received from Guymon written confirmation reasonably satisfactory to MCNIC confirming that (i) the Guymon License is in full force and effect and there are no defaults thereunder that have not been cured, (ii) consenting to the grant of the Sublicense to the Company and the grant of additional like sublicenses to LLC-2 and LLC-3 pursuant to Section 7.5, (iii) agreeing that the Sublicense and such sublicenses to LLC-2 and LLC-3 will survive any breach, default under or termination of the Guymon License and (iv) no rights under U.S. Patent
No. 4,968,412, including any option or contingent interests, are held by any entity, except MCNIC, not within the definition of a small business concern under the regulations of the Small Business Administration in 13 C.F.R. part 121.

Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that each of the conditions precedent set forth in (a) through (g) above have not been satisfied in a manner reasonably acceptable to MCNIC on or

#325596.v2
before the date that is two years from the date of this Agreement, MCNIC shall have no obligation to make any Capital Contributions to the Company under Sections 3.4 and 3.5; (ii) once the conditions precedent set forth in (a) through (g) above have been satisfied and the Company has entered into the EPC Contract, MCNIC shall be obligated to continue making the Capital Contributions described in
Section 7.4 pursuant to Section 3.4 to the extent required to satisfy the Company's obligations under the EPC Contract, but MCNIC shall not be required to make any other Capital Contributions pursuant to Sections 3.4 or 3.5 unless, in each instance, the conditions precedent set forth in (a) through (g) above are satisfied in all material respects at and as of the time such Capital Contribution is to be made by MCNIC.

          3.10 Conditions Precedent to Capital Contributions by Crown. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Crown to make Capital Contributions to the Company pursuant to Sections 3.3 or 3.5 is subject to the satisfaction of the following conditions precedent to such Capital Contributions at and as of the time such contribution is to be made:

          (a) All representations and warranties of MCNIC contained in this Agreement shall be true and correct, and MCNIC or its Affiliates shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by MCNIC or its Affiliates as of the date of such Capital Contributions.

          (b)  In the case of Crown's contribution
obligations under Section 3.3, MCNIC shall have indicated its present intent to contribute to the Company the cash specified by Section 3.4(a) subject to the terms and conditions of this Agreement.

          (c)  Crown shall have received one or more
opinions from counsel to MCNIC (which may be MCNIC's in-house counsel and may be limited to Michigan law), in a form satisfactory to Crown, which opinions shall address: (i) the due formation, valid existence and good standing of MCNIC in the state of Michigan, (ii) the due execution and delivery of this Agreement, (iii) the due authorization of this Agreement, including specifically an opinion that this Agreement has all necessary MCNIC shareholders and board of directors approvals that may be required pursuant to Law,
(iv) the enforceability of this of this Agreement against MCNIC in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditor's rights generally and by general principles of equity, and (v) such other matters as Crown reasonably requires.

          (d) The Company shall have obtained all Permits as are required in Crown's reasonable judgment to consummate the transactions contemplated herein, to operate the

#325596.v2

Properties following the Effective Date and to construct and operate the Initial Plant or, as to Permits that have not been obtained, in Crown's reasonable judgment, all such Permits shall be expected to be timely obtained.

Notwithstanding anything to the contrary contained in this Agreement, (i) in the event that each of the conditions precedent set forth in (a) through (d) above have not been satisfied in a manner reasonably acceptable to Crown on or before the date that is two years from the date of this Agreement, Crown shall have no obligation to make any Capital Contributions to the Company under Sections 3.3 and 3.5; (ii) once the conditions precedent set forth in (a) through (d) above have been satisfied and the Company has entered into the EPC Contract, Crown shall be obligated to continue making the Capital Contributions described in
Section 7.4 pursuant to Section 3.3 to the extent required to satisfy the Company's obligations under the EPC Contract, but Crown shall not be required to make any other Capital Contributions pursuant to Sections 3.3 or 3.5 unless, in each instance, the conditions precedent set forth in (a) through (d) above are satisfied in all material respects at the time such Capital Contribution is to be made by Crown.

                         ARTICLE IV.

          REPRESENTATIONS, WARRANTIES AND COVENANTS

     4.1 Capacity of Members . Each Member represents and warrants to the other Member as follows:

          (a)  such Member is a corporation duly
incorporated and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

          (b) the execution, delivery and performance by it of this Agreement and all transactions contemplated herein are within its corporate powers and have been duly authorized by all necessary corporate actions;

          (c) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity; and

#325596.v2

          (d) the execution, delivery and performance by it of this Agreement will not conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of (i) any applicable law, regulation, order, writ, injunction or decree of any court or governmental authority, (ii) its articles or certificate of incorporation or bylaws, or (iii) any agreement or arrangement to which it or any of its Affiliates is a party or which is binding upon it or any of its Affiliates or any of its or their assets.

     4.2 Litigation . Except as disclosed in Schedule 4.2, each Member represents and warrants to the other Member that as of the date of this Agreement there is no action, suit or proceeding pending against, or to its knowledge threatened against or affecting, such Member or any of its Affiliates before any court or any arbitrator, governmental department, agency, official or instrumentality except, in the case of MCNIC, for any actions, suits or proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MCNIC or its Affiliates.

     4.3 Compliance with Laws; No Defaults . Except as disclosed in Schedule 4.3, each Member represents and warrants to the other Member that as of the date of this Agreement such Member and its Affiliates (i) are not in violation of any applicable law, rule, regulation, judgment, injunction order or decree except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect and (ii) are not in default under, and no condition exists that with the giving of notice or the passage of time or both would constitute a default under any agreement or other instrument binding upon them, or any license, franchise, Permit or similar authorization held by them, except for defaults or potential defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.4  Investment Representations .

          (a) In acquiring an interest in the Company, each Member represents and warrants that it is acquiring such interest for its own account for investment and not with a view to its sale or distribution. Each Member recognizes that investments such as those contemplated by the Company are speculative and involve substantial risk. Each Member further represents and warrants that the other Member has not made any guaranty or representation upon which it has relied concerning the possibility or probability of profit or loss as a result of its acquisition of an interest in the Company.

          (b)    Each Member recognizes that (i) the
membership interests in the Company have not been registered under the Securities Act, in reliance upon an exemption from

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                              28
such registration, and covenants not to sell, offer for sale, transfer, pledge or hypothecate all or any part of its interest in the Company in the absence of an effective registration statement covering such interest under the Securities Act unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration under the Securities Act (ii) the Company has no obligation to register any Member's interest for sale, or to assist in establishing an exemption from registration for any proposed sale, and (d) the restrictions on transfer contained in this Agreement and under the Securities Act may severely affect the liquidity of a Member's investment.

     4.5  Intellectual Property

          (a) Crown knows of, and has no reason to suspect the existence of, any intellectual property or other rights of another which would be infringed, interfered with or otherwise violated in pursuing the business of the Company as contemplated by this Agreement.

          (b) Neither Crown nor any affiliate of Crown own or control any intellectual property rights, other than rights under the Guymon License, which would be necessary or beneficial to pursuing the business of the Company as contemplated by this Agreement, and if Crown or any affiliate of Crown do now or hereafter own or control any of such other intellectual property rights, then Crown shall grant to the Company such of those rights as are necessary or beneficial to pursuing the business of the Company as contemplated by this Agreement and any such grant shall be deemed to be included in the capital contribution of Crown required under Section 3.3(a)(ii) hereof.

          (c) The Guymon License is valid and has not been terminated and no party to the Guymon License is currently in material breach of that license and neither Crown nor any Affiliate of Crown has any reason to suspect that any party to that license will materially breach that agreement at any future date.

          (d) Neither Crown nor any Affiliate of Crown have knowledge of or reason to suspect that U.S. Patent No.
4,968,412 is invalid or unenforceable.

          (e) Crown and Affiliates of Crown, now and since January 20, 1989, qualify as a small business concern as defined by the regulations of the Small Business Administration in 13 C.F.R. part 121 and Crown, including Affiliates of Crown, now and since January 20, 1989, have no more than 500 employees; furthermore no sublicense or other rights under the Guymon License have heretofore been granted, including any options or contingent interests, to

#325596.v2
any entity not within the definition of a small business concern under the regulations of the Small Business Administration in 13 C.F.R. part 121 and neither Crown nor any Affiliate of Crown have any reason to believe that any rights under U.S. Patent No. 4,968,412 have heretofore been granted to any entity not within the definition of a small business concern under such regulations; moreover Crown shall inform Park Guymon Enterprises, Inc. of the interest of MCNIC under U.S. Patent No. 4,968,412 hereunder to permit a proper determination for the basis for payment of future maintenance or other fees concerning that patent.

          (f)  Crown has obtained approval from Park E.
Guymon Enterprises, Inc., pursuant to the Guymon License, for the Initial Plant and the Subsequent Plants.

     4.6  Additional Representations, Warranties and
Covenants of Crown . Crown represents and warrants to (as of the date of this Agreement), and covenants with, MCNIC that as of the date of this Agreement and hereafter, as applicable:

           (a) Schedule 4.6(a) and its subparts contain a description of the Properties, including, without limitation, all interests in real property, minerals and Water Rights that are being contributed to the Company by Crown pursuant to Section 3.3(a)(iii).

                (i)  Schedule 4.6(a)(i) is a description  of
fee and titled interests, patented mining claims, patented millsites, and severed and reserved mineral interests to be contributed to the Company. To Crown's knowledge, except as specifically set forth in Schedule 4.6(a)(i), Crown has good and defensible title to the respective parcels and interests purported to be owned by Crown and described on
Schedule 4.6(a)(i) free and clear of all Encumbrances and claims and defects of title of any kind.

                (ii) Schedule 4.6(a)(ii) lists each lease or
other contract under which Crown is lessee of Property to be contributed to the Company. To Crown's knowledge, with respect to those Properties in which Crown holds an interest under leases or other contracts: (i) Crown is in exclusive possession of such Properties; (ii) Crown has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) Crown has the authority under such leases or other contracts to perform fully its obligations under this Agreement; (iv) such leases and other contracts are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and contain no express provisions that require

#325596.v2
material development operations in order to earn or to continue to hold all or any portion of the Properties, and Crown has never been advised directly or indirectly by any lessor under any lease or by any other party of a default under any lease or other contract or of any requirements or demands to develop any of the land covered by such leases or other contracts; (v) there is no, and there has not been any, act, omission or condition on the Properties which could be considered or construed as a default under any such lease or other contract; (vi) all royalties, rentals and other payments due under such leases or other contracts have been properly and timely paid, and all conditions necessary to keep such leases and other contracts in force have been fully performed and (vii) except as specifically set forth in Schedule 4.6(a)(ii), Crown has good and defensible title to the Properties covered thereby, free and clear of all Encumbrances and claims and defects of title of any kind.

                 (iii)       Schedule   4.6(a)(iii)   is   a
description of unpatented mining claims and millsites to be contributed to the Company. To Crown's knowledge, with respect to unpatented mining claims and millsites that are included within the Properties, except as provided in
Schedule 4.6(a)(iii) and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been timely and properly paid through the assessment year ending September 1, 1997; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;
(iii) the claims are free and clear of Encumbrances or defects in title; and (iv) there are no conflicting mining claims.

                 (iv)   Schedule  4.6(a)(iv)  lists  Crown's
interests in Water Rights to be contributed to the Company. To Crown's knowledge, Crown (i) owns the Water Rights free and clear of all Encumbrances and claims of any kind; (ii)
the Water Rights have been maintained in accordance with Utah Law and may be used for the purposes for which they are intended under this Agreement and the Management Agreement;
(iii) the Water Rights are adequate to supply the requirements of the Initial Plant and for Mining operations anticipated to meet the needs of the Initial Plant; (iv) all payments, rentals or royalties due to third parties with respect to the Water Rights have been timely and properly made and all conditions necessary to keep the Water Rights in force have been fully performed; and (v) there are no conflicting claims to the Water Rights or their beneficial use.

           (b) To Crown's knowledge, except as specifically set forth in Schedule 4.6(a) and its subparts, Crown has good and defensible title to the Properties, free and clear of all liens, Encumbrances, burdens, claims and defects of title of any kind.

           (c) No suit, action or other proceeding is pending or, to Crown's knowledge, threatened, before any court or governmental agency and, to Crown's knowledge, no cause of action exists that relates to the Properties or that might result in impairment or loss of Crown's title to any portion of the Properties or the value thereof or that might hinder or impede the operation or enjoyment of the Properties and there have been no previous transactions affecting Crown's interests in the Properties that have not been for fair consideration.

#325596.v2

           (d) Crown and Crown Parent have delivered to or made available for inspection by MCNIC all information in their possession relating to the Properties, the Water Rights, the Crown Intellectual Property, including, without limitation, all Existing Data and all information concerning title to the Properties in its possession or control, including, but not limited to, true and correct copies of all leases or other contracts relating to the Properties.

           (e) To Crown's knowledge, except as specifically indicated in Schedule 4.6(a) and its subparts, no overriding royalties, royalties, production payments, net profits interests or burdens exist on or relate to the Properties.

            (f) To Crown's knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of Products or the receipt of proceeds therefrom on the Properties that have become due and payable have been properly and timely paid.

           (g) To Crown's knowledge, the Properties entitle Crown to receive not less than the undivided interests set forth in Schedule 4.6(a) as "Net Revenue Interests" of all Products produced, saved and marketed from or attributable to the Properties. Crown's obligation to bear costs and expenses relating to the Mining of and Operations on the Properties is not, and shall not be, greater than the "Operating Interests" set forth in Schedule 4.6(a) and its subparts.

           (h) (i) All Permits required or necessary for the present operations of the Properties have been obtained by Crown and all such Permits are in full force and effect. Crown shall use its best efforts to transfer to the Company or assist the Company to obtain in the name of the Company, comply with and maintain, as appropriate, all Permits necessary for the present and contemplated operations of the Properties, the conduct of Mining operations on the Properties, the construction and operation of the Initial Plant, and the marketing and sale of Products.
Schedule  4.6(h)(i)  lists (A) Permits  that  are  currently held or that have been or are being applied for by Crown pertaining to the present and contemplated operations on the Properties and the construction and operation of the Initial Plant and (B) all agreements and contracts between or among any federal, state, or local governmental authority, agency, or instrumentality and Crown or any of its Affiliates, agents, or independent contractors, relating to the Properties or the construction and operation of the Initial Plant. To Crown's knowledge, except as set forth on
Schedule 4.6(h)(i), all Permits required or necessary for the present operations on the Properties have been obtained by Crown and there is no reason to believe that the transfer of any Permits that have been obtained by Crown to the Company will not receive any required approvals or that any Permits that have not been timely obtained by Crown will not be obtained by the Company. To Crown's knowledge, there is no reason to believe that all Permits that have not yet been

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                           32
obtained  and  that  are  required  or  necessary  for   the
contemplated operations on the Properties and the construction and operation of the Initial Plants and Subsequent Plants will not be timely obtained by the Company. To Crown's knowledge, all applications, reports, certificates, and other instruments filed with or furnished to any local, state, or federal governmental body, authority, or agency do not (1) contain any untrue statement of material fact, or (2) omit any statement of material fact necessary to make the statements therein not misleading.

                  (ii)   Schedule   4.6(h)(ii)   lists   all
outstanding material commitments to federal, state, or local governmental authorities that require Crown to expend funds to act with respect to health, safety, or the environment and which relate to the operation or condition of the Properties or the construction and operation of the Initial Plant.

          (i)  [Intentionally left blank.]

          (j) To Crown's knowledge, the Properties are, and at all times have been, operated in compliance in all material respects with all applicable Environmental Laws; no conditions exist that would subject Crown or MCNIC or the Company to any damages (including, without limitation, actual, consequential, exemplary or punitive damages), penalties, injunctive relief or cleanup costs under any Environmental Laws, or that require or are likely to require cleanup, removal, remedial action or other response by Crown or MCNIC or the Company pursuant to Environmental Laws. Crown is not a party to any litigation or administrative proceeding, nor, to Crown's knowledge, is any litigation or administrative proceeding threatened against Crown or the Properties, which asserts or alleges that Crown or any of its predecessors violated or is violating Environmental Laws or that Crown is required to clean up, remove or take remedial or other responsive action due to the use, storage, treatment, disposal, discharge, leakage or release of any Hazardous Substances (as hereinafter defined). Neither Crown, any of its predecessors, nor any part of the Properties is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws and Crown has not been named or listed as a potentially responsible party by any governmental entity in a matter arising under or relating to any Environmental Laws. To Crown's knowledge, Crown and its predecessors have obtained or applied for all Permits required under Environmental Laws for the operations on the Properties through the date of this Agreement and there is no reason to believe that any Permit applied for will not be obtained by the Company, and there are not now, nor have there ever been materials discharged, leaked, spilled or released, under or at the Properties or stored, treated or recycled at or in tanks or other facilities thereon or related thereto which require cleanup, removal or some other remedial action under
Environmental Laws. Crown undertook, at the time of acquisition of the Properties, all appropriate inquiry into the previous ownership and uses of the Properties consistent

#325596.v2
with good commercial and industry practice. To Crown's knowledge, (a) no Hazardous Substances have been used or stored on, in or in connection with the Properties, or disposed from the Properties, except in compliance in all material respects with all Environmental Laws, and (b) no Hazardous Substances have been treated, processed, discharged or released on, in, to or from the Properties. To Crown's knowledge, there are no underground storage tanks located on or in the Properties.

           As used herein, the term "Hazardous Substances" shall mean any and all (i) "hazardous substances," as defined by CERCLA; (ii) crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), except for those naturally occurring in the tar sands in place on the Properties in their undisturbed condition; (iii) "solid wastes" and "hazardous wastes," as defined by RCRA; (iv) any pollutant, contaminant or hazardous, dangerous or toxic chemicals, materials or substances within the meaning of any Environmental Law; (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. 2011 et seq., as amended or hereafter amended; and (vi) asbestos in any form or condition.

           As used herein, the term "release" shall have the meaning specified in CERCLA, and the term "disposal" or "disposed" shall have the meaning specified in RCRA.

           To the extent that the laws of any state in which the Properties are located establish a meaning for "hazardous substance," "release," "solid waste," "hazardous wastes," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

           (k) Crown is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the rules and regulations promulgated thereunder).

           (l) Schedule 4.6(l) lists and briefly describes each material contract, indenture, guarantee, agreement, or other instrument relating to or affecting the Properties to which Crown is a party or as to which any of the Properties or the Crown Intellectual Property is subject or by which it is bound as of the date hereof, including by way of example, without limitation, all sales contracts, processing or refining agreements, transportation agreements, warehousing arrangements, sales representative or sales manager agreements, agency agreements, operating agreements, employment or consulting agreements, railroad trackage agreements, purchase orders or agreements, purchase bids, utility service agreements, construction and maintenance contracts, agreements for the purchase of equipment, goods or services and agreements with local and state governments. To Crown's knowledge, Crown is not in default or breach in any material respect under any of the foregoing and no event

#325596.v2
has occurred which, with the lapse of time or the giving of notice, or both, would constitute such a default or breach by Crown. Crown has provided to MCNIC copies of all such material contracts, indentures, guarantees, agreements or other instruments listed in Schedule 4.6(l) and except as specifically indicated in Schedule 4.6(l), there are no contracts or other agreements pertaining to the Properties which require any further action on the part of Crown or require Crown to perform any obligations thereunder.

            (m)    Schedule  4.6(m)  contains  the   audited
operating and financial reports of Crown Parent dated December 31, 1996, which contain the consolidated financial statements of Crown (the "Financial Statements"). The
Financial   Statements  present  fairly  in   all   material
respects, and in accordance with generally accepted accounting principles applied on a consistent basis, Crown Parent's and Crown's financial position at the date thereof and the results of Crown Parent's and Crown's operations and cash flows for the period covered thereby. Neither Crown nor Crown Parent is aware that there is any material error in, or omission from the Financial Statements. Since the date of the respective Financial Statements, neither Crown nor Crown Parent has suffered any Material Adverse Effect.

           (n) The Form 10-K filed by Crown Parent for the fiscal year ended December 31, 1996 and the Form 10-Q filed by Crown Parent for the fiscal quarter ended June 30, 1997 are true and correct in all respects. Since June 30, 1997, there has been no Material Adverse Effect with respect to Crown Parent.

           (o) To Crown's knowledge, no portion of the Properties (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation  to  be or to have created a tax partnership;  or
(3) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Service Code of 1986, as amended (the "Code")) of a tax partnership. For purposes of this Section 4.6(o) a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar state or federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and of all similar provisions of state tax statutes or regulations by reasons of elections made, pursuant to section 761(a) of the Code and all such similar state or federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

           (p) To Crown's knowledge, none of the Existing Data contains any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

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

           (q) Crown covenants with MCNIC that it will use its best efforts to negotiate Equipment Leases on terms acceptable to MCNIC and that throughout the term of this Agreement Crown will insure that the Equipment Leases relating to the Leased Equipment remain in full force and effect and will make (at its own expense) all payments required and perform and observe all obligations and requirements thereunder for so long as such equipment is utilized in the Initial Plant and further acknowledges that all obligations relating to such Equipment Leases shall be the sole obligation of Crown and not of the Company and Crown shall indemnify and hold the Company harmless from any liability or costs relating thereto.

           (r)  The  "total assets" and "net sales" of Crown
Parent  and  Crown,  as such terms are  used  in  16  C.F.R.
801.40(b), are each less than $10,000,000.

     4.7 Knowledge . For a representation or warranty made to a Member's "knowledge," the term "knowledge" shall mean actual knowledge on the part of the officers, employees and agents of the representing Member or of facts that would reasonably lead to the indicated conclusions. For purposes of this Agreement, Crown shall be deemed to have knowledge of a matter if Crown Parent has knowledge of such matter.

     4.8 Survival . The representations and warranties set forth in Sections 4.1 through 4.6 above shall survive the execution and delivery of any documents of transfer or conveyance provided under this Agreement.


                         ARTICLE V.

           MANAGERS -- MANAGEMENT POWERS--OFFICERS

     5.1  Managers .

          (a) The Company shall have five Managers (the "Managers," and each individually a "Manager"). By notice to the other Member, MCNIC shall appoint four Managers and Crown shall appoint one Manager. One of the Managers shall be elected to serve as the Chairman of the Management Committee (the "Chairman") by majority vote of the Managers.

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                               36

Each of the Managers may be removed and replaced, with or without cause, from time to time by the Member who appointed such Manager. The Members agree to vote their interests as necessary from time to time to give effect to the foregoing provisions for appointment of Managers. If a Member transfers all of its interest in the Company and the transferee is admitted as a substitute member pursuant to
Section 13.7, the transferee of such interest shall succeed to all rights of the transferor with respect to the appointment and removal of Manager(s). If a Member transfers a portion of its interest in the Company, the transferor and transferee shall agree on the procedure to be used to remove and replace the Manager(s) appointed by the transferor. No transfer or partial transfer shall increase the number of Manager(s).

          (b) Any Member with the right to appoint more than one Manager shall have the right, in lieu of appointing one or more of its Managers, to designate that one or more of its appointed Managers shall have the right to additional votes on the Management Committee (or otherwise as a Manager) so that the total number of votes held by the Managers appointed by such Member is equal to the number of Managers such Member had the right to appoint.

          (c) If an adjustment to Sharing Ratios is made pursuant to Section 3.6(a)(ii)(B), Section 7.5(d) or
Section 9.4, the provisions of Section 5.1(a) shall be modified prospectively to allow each Member to appoint one Manager for each twenty percentage points in Sharing Ratio held by that Member, rounded to the nearest 20% mark (e.g., if Member A has a Sharing Ratio of 46% and Member B has a Sharing Ratio of 54%, Member A would appoint two managers (20 + 20 + 6) and Member B would appoint three Managers (20 + 20 + 14); provided, however, that each of MCNIC and Crown shall be entitled to appoint at least one Manager at all times for so long as they are Members. Notwithstanding the provisions of Section 5.1(a) limiting the number of Managers to five, if Sharing Ratios are such that rounding up to the nearest 20% would result in six Managers (e.g., 70/30 or 50/50), six Managers will be permitted.

     5.2  Management Authority .

          (a) The "Management Committee" shall be composed of all the Managers. The Managers shall exercise their authority through the Management Committee. Except as otherwise expressly provided in this Agreement, the Management Committee is hereby expressly authorized on behalf of the Company to make all decisions with respect to the Company's business by majority vote of the Managers with each Manager having one vote on the Management Committee (except as provided in Section 5.1(b)) and to take all actions to carry out such decisions, provided that any Major Decision shall require the approval of all the Managers.
The Management Committee shall have regular meetings at least quarterly with the timing and agenda to be determined by the Chairman. The Chairman shall give 15 days' notice to the other Managers of such regular meetings. Any Manager

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
may, upon 72 hours notice to all Managers, call a special meeting. In case of emergency, reasonable notice of a special meeting shall suffice. Such meetings may be conducted in person or by conference telephone call where all Managers can hear each other. Minutes shall be kept of all meetings and copies distributed to the Managers within ten days of each meeting. Any action that may be taken at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Managers whose collective vote would be sufficient to take such action at a meeting of all Managers. The Managers executing any such written consent in lieu of meeting shall immediately furnish copies to the other Managers.

          (b)  Each of the matters listed in this
Section 5.2(b) shall constitute a "Major Decision." Any expenditure or other action or item constituting a Major
Decision that is covered by an approved Annual Operating
Plan shall not require separate approval.

               (i) the expenditure of more than $400,000 by the Company to conduct the Detailed Engineering;

               (ii) approval of the Detailed Engineering;

               (iii)     approval of, or substantial
amendment to, the Annual Operating Plan;

               (iv) any change to the Operating Protocols;

               (v)  approval of the EPC Contract;

               (vi) any call for additional Capital
Contributions pursuant to Section 3.5 (excluding calls for additional Capital Contributions for purposes set forth in
Section 7.4 pursuant to Sections 3.3(b) and 3.4(a), which may be made by the Chairman acting alone and calls for additional Capital Contributions for purposes set forth in
Section 5.3(e) pursuant to Sections 3.3(b) and 3.4(a), which may be made by majority vote of the Management Committee);

               (vii)     subject to Section 5.3(d), any
overrun of the total budget set forth in the Annual
Operating Plan by more than 10% in the aggregate (inclusive of expenditures that would not otherwise constitute Major
Decisions under this Section 5.2(b));

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                               38

               (viii)    entering into any futures, swap or
other hedging arrangements of any type, or financial derivative instruments or agreements of any type;

               (ix) except as provided in Section 5.3(c) and
Section 8.1(a), any distribution to the Members;

               (x) any guaranty (or other obligations that, in economic effect, are substantially equivalent to a guaranty) of any amount owed by or any obligation of any person other than a person wholly owned by the Company;

               (xi) pledging, mortgaging, or granting a security interest in the property or assets of the Company other than: purchase money security interests and other liens created or existing at the time of acquisition of an asset; and materialmen's, mechanics', contractors', operators', tax and similar liens or charges arising in the ordinary course of business or by operation of law;

               (xii)     any merger, reorganization,
consolidation or similar restructuring of the Company;

               (xiii)    the sale, lease or other
disposition of all or substantially all of the assets of the Company;

               (xiv)     the approval of a contract or
transaction between the Company and any Member, Manager or their respective Affiliates other than those on terms comparable to and competitive with those available to the Company from others dealing at arm's length;

               (xv) the exercise of the purchase option conferred by Section 6.3(c) relating to the acquisition of properties outside of the Project Area but within the Area of Mutual Interest;

               (xvi)     the undertaking by the Company of
any Additional Opportunity within the Project Area;

               (xvii)    settlement of any claim against the
Company in excess of an aggregate of $50,000; and

#325596.v2

               (xviii)   the selection of the auditor to
conduct the audit described in Section 12.6.

Section 12.6

          (c)  All documents executed on behalf of the
Company must be signed either (i) by the Chairman, or (ii) by no less than two Managers, one appointed by MCNIC and one appointed by Crown; provided, however, that this authority may be delegated otherwise as the Members or Management Committee may agree.

          (d) At all meetings of the Management Committee and for purposes of action taken without a meeting under
Section 5.2(a), a Manager may vote in person or by proxy executed in writing by the Manager or the Manager's duly authorized attorney-in-fact. Such proxy shall be filed before or at the meeting with the person keeping minutes of the meeting or, in the case of action taken without a meeting, attached to the written consent setting forth the action taken.

     5.3  Annual Operating Plan.

          (a) At least 90 days prior to the beginning of each calendar year the Chairman shall submit to the Management Committee a proposed annual operating plan for the coming calendar year (and such longer period as may be necessary to cover projects that will not be completed
within the coming calendar year).   Such proposed plan shall
describe in reasonable detail the nature and extent of proposed activities and operations of the Company and the cost thereof for the coming calendar year including, without limitation:

               (i)  the most recent Mine Production Plan,

               (ii) a processing plan showing tonnages and grades of tar sands to be processed, recovery and Product inventory changes,

               (iii)     manpower resource scheduling,

               (iv) production operating costs broken down by line item and nature of cost,

#325596.v2

               (v)  basic pro forma financial reports
including an income statement, balance sheet and statement of cash flows prepared in accordance with generally accepted accounting principles consistently applied,

               (vi) the most recent Marketing Plan,

               (vii)     a plan for capital expenditures,

               (viii)    an exploration program and budget,
if any,

               (ix) proposed Plant maintenance and
improvements,

               (x)  a plan for financing the activities of
the Company, if any, and

               (xi) provision for accrual of reasonably anticipated Environmental Compliance expenses for all operations contemplated under the proposed annual operating plan.

To the extent practicable, the proposed annual operating plan shall separately identify capital and expense items.

The Management Committee shall meet and consider such proposed annual operating plan and alternatives thereto to make the proposed plan and budget acceptable to all the Managers. The plan and budget, if any, approved by the Management Committee shall be the "Annual Operating Plan."

          (b) If the Management Committee is unable to approve an Annual Operating Plan for a calendar year, to the extent necessary to maintain its existing assets as would a prudent similarly situated company, a majority of the Managers shall have the power and authority to continue the activities and operations of the Company at levels comparable to the last approved Annual Operating Plan and shall be guided by the logic thereof while taking into account new circumstances.

          (c)  During any year for which an Annual Operating
Plan has not been approved the Management Committee shall

#325596.v2
diligently and in good faith seek to approve an Annual Operating Plan for the remainder of such year and the following year, provided that a Manager's vote to approve any Annual Operating Plan shall be within the sole discretion of such Manager. If by the end of such year an Annual Operating Plan has not been approved for the following year, the Management Committee shall agree upon a budget necessary to maintain the Company's existing assets as would a prudent similarly situated company, including, without limitation, making any necessary repairs to and otherwise maintaining the Properties and the Initial
Plant (the "Minimum Budget"). If the Managers are unable to agree on the Minimum Budget the determination of the Minimum Budget shall be submitted to arbitration in accordance with the provisions of Article XVI, provided that a neutral "Big Six" accounting firm shall act as the sole arbitrator in lieu of three arbitrators. The Minimum Budget shall be redetermined from year to year using the procedure described above until the Management Committee approves an Annual Operating Plan. During the periods covered by a Minimum Budget, the Company shall make quarterly distributions of all Available Cash (determined using the Minimum Budget) to the Members pursuant to Article VIII.

          (d) In case of an actual emergency, any Manager may take on behalf of the Company any reasonable action he or she deems necessary to protect life or property, to protect the assets of the Company or to comply with applicable law, without approval of a Major Decision or any other necessary approval of the Management Committee if time does not permit obtaining such approval. A Manager taking such action shall promptly notify the other Managers and the Members of the emergency or unexpected expenditure.

          (e) The Management Committee shall have the right to call for Additional Capital Contributions from the Members, pro rata to their respective Sharing Ratios, to pay for costs and expenses incurred by the Company and either
(i) budgeted for in the current Annual Operating Plan but not incurred under the EPC Contract (capital calls to pay costs and expenses incurred under the EPC Contract may be made in accordance with Section 7.4), or (ii) incurred pursuant to Section 5.3(d). If the Management Committee approves an Additional Capital Contribution pursuant to this
Section 5.3(e), the Chairman shall, as soon as practicable thereafter, deliver to each Member a Notice of Additional Capital Contribution. The required Additional Capital Contribution for each Member shall be calculated by multiplying the Required Capital by that Member's percentage Sharing Ratio. The Members shall be obligated to make such Additional Capital Contributions to the Company in immediately available funds on or before the date specified in the applicable Notice of Additional Capital Contributions.

          (f)  Following the approval of an Additional
Capital Contribution pursuant to Section 5.3(e) to pay costs and expenses incurred in connection with any action taken pursuant to Section 5.3(d), any Member shall be entitled to contest the necessity for and reasonableness of such costs

#325596.v2
and expenses, if all of the Managers appointed by such Member voted not to approve such Additional Capital Contribution, by notice to the other Member within 15 calendar days of the date on which the decision approving the Additional Capital Contribution was passed by the Management Committee; provided that Crown (or any assignee of all or any portion Crown's interest in the Company) shall not be entitled to contest the reasonableness of any such cost or expense taken at any time that Crown or any Affiliate of Crown is the operator under the Management Agreement unless MCNIC declared the emergency resulting in the incurrence of such cost or expense and MCNIC caused the Company to incur such cost or expense without the concurrence of Crown. In the event that disputes arising under the foregoing sentence are not resolved by negotiations among the Members, the reasonableness of the above described shall be determined by arbitration pursuant to Article XVI. The contesting Member shall not be obligated to make its share of the Additional Capital Contribution to the extent the contested costs and expenses are determined not to have been necessary and reasonable.

     5.4 Detailed Engineering . The Chairman shall use his reasonable efforts to deliver the Detailed Engineering to the Management Committee on or before November 1, 1997.
The Management Committee shall meet and consider such Detailed Engineering to determine whether the Company should proceed with Operations on the Properties and the construction of the Initial Plant. The Company shall not commence Operations on the Properties or the construction of the Initial Plant unless and until the Management Committee has approved the Detailed Engineering.

     5.5 Duties . Each Manager shall carry out her or his duties in good faith, in a manner that she or he believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Each Manager shall devote such time to the business of the Company as she or he, in her or his discretion, deems necessary for the efficient carrying on of the Company's business.

     5.6 Reliance by Third Parties . No third party dealing with the Company shall be required to ascertain whether the Chairman is acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by the Chairman as binding the Company. The foregoing provisions shall not apply to third parties who are Affiliates of a Member or a Manager. A Manager acting without authority shall be liable to the Members for any damages arising out of its unauthorized actions.

     5.7 Resignation . A Manager may resign at any time by giving written notice to the other Managers and to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt by the other Managers and Members, and the acceptance of the resignation shall not be necessary to make it effective.

#325596.v2

     5.8 Vacancies . Vacancies occurring for any reason shall be filled by the Member who appointed the vacating
Manager. A Manager appointed to fill a vacancy shall hold office for the unexpired term of his predecessor.

     5.9 Information Relating to the Company . Upon request, the Managers shall supply to the Members any information requested regarding the Company or its activities, provided that obtaining the information is not unduly burdensome to the Managers. During ordinary business hours, any Member or its authorized representative shall have access to all books, records and materials in the Company's offices regarding the Company or its activities.

     5.10 Insurance . The Company shall maintain or cause to be maintained in force at all times, for the protection of the Company and the Members to the extent of their insurable interests, such insurance as the Managers believe is warranted for the operations being conducted and taking into consideration any separate insurance maintained for the projects of the Company.

     5.11 Tax Matters Partner .

          (a)  The tax matters partner ("TMP") as defined in
section 6231(a)(7) of the Code shall be designated by the Management Committee by majority vote and MCNIC is hereby designated as the initial TMP. Subject to the provisions hereof, the TMP is authorized and required to represent the Company in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Notwithstanding the foregoing, the TMP shall promptly notify all Members of the commencement of any audit, investigation or other proceeding concerning the tax treatment of Company tax items, shall keep all Members adequately informed of such proceedings, and upon the request of any Member shall promptly take appropriate action to cause such Member to be a "notice partner" as defined in 6231(a)(8) of the Code.

          (b) The TMP and the Managers shall make or cause to be made all available elections as are necessary to cause the Company to be classified as a partnership for federal income tax purposes.

     5.12 Exculpation .

          (a)  In carrying out their duties hereunder, the

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                               44

Managers shall not be liable to the Company nor to any Member for their good faith actions, or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but shall be liable for fraud, willful misconduct or gross negligence in the performance of their duties under this Agreement.

          (b) Subject to the limitations of the Act, the Company shall indemnify and hold harmless each of the Managers and officers from and against third party claims arising as a result of any act or omission of such Manager or officer believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for fraud, willful misconduct or gross negligence, but not in excess of the value of the net assets of the Company as of the date the Company learns of the act or omission on which the third party claim is based (the "Date of Notice"). In all cases, indemnification shall be provided only out of and to the extent of the net assets of the Company as of the Date of Notice, and no Member shall have any personal liability whatsoever on account thereof. In no event shall the Company be obligated under this
Section 5.12 for the amount of any additional contributions made to the Company after the Date of Notice or for the amount of any increase in value of any Company assets after the Date of Notice. Notwithstanding the foregoing, the Company's indemnification of the Managers and officers as to third party claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company.

     5.13 Officers .

          (a)  The Managers may, from time to time,
designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. If the title is one commonly used for officers of a business corporation formed under the Utah Revised Business Corporation Act, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer, or restrictions placed thereon, by the Managers. Each officer shall hold office until his or her successor is duly designated, until his or her death or until he or she resigns or is removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Managers.

          (b) Any officer may resign at any time by giving written notice thereof to the Managers. Any officer may be removed, either with or without cause, by the Managers whenever in their judgment the best interests of the Company

#325596.v2
will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not, by itself, create contract rights.























#325596.v2

                         ARTICLE VI.

             MANAGEMENT FEES AND REIMBURSEMENTS;
              COMPANY OPPORTUNITIES; CONFLICTS

     6.1 Management Fee . The Managers shall not receive any fee or salary.

     6.2 Reimbursements . Each Manager shall be reimbursed by the Company for any reasonable out-of-pocket costs incurred by such Manager on the Company's behalf upon the submission of reasonable documentation of such costs.

     6.3  Company Opportunities; Conflicts of Interest .

          (a) Additional Opportunities within Project Area. The Company may elect to acquire any interest or right to acquire any interest in real property, fixtures or improvements (including surface and mineral rights of any kind), and water rights (whether or not appurtenant to the Properties) within the Project Area (collectively "Additional Opportunities"). If the Management Committee elects to pursue an Additional Opportunity, the Members shall either form a new limited liability company to pursue such Additional Opportunity or pursue such Additional Opportunity in the Company or in LLC-2 or LLC-3. If a new limited liability company is formed, the provisions of the limited liability company operating agreement shall be in form and substance substantially similar to the provisions of this Agreement with appropriate modifications to the Members' membership interests in such limited liability company and such other changes as are necessary or appropriate to reflect the terms and conditions applicable to the Additional Opportunity or such entity as contemplated in this Agreement. Crown shall have the right, but not the obligation, to elect to obtain an initial ownership interest in each Additional Opportunity of no less than 10% and no greater than 50% (with MCNIC obtaining the remaining interests) and Crown's ownership interest may be different with respect to each Additional Opportunity. In the event that the Management Committee should determine not to proceed with an Additional Opportunity, but a Member of the Company desires to proceed without the other Member's agreement, the Member desiring to pursue the Additional Opportunity shall be free to do so subject to the Back-in Option set forth in Section 7.5(f) and provided that all of the Managers elected or appointed by the Member electing to proceed voted in favor of the Company proceeding with such Additional Opportunity.

          (b)  Area of Mutual Interest.  Any activity to

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

exploit or develop any interest in real property, fixtures or improvements (including surface and tar sands and other mineral rights of any kind) within the Area of Mutual Interest and water rights related thereto provided such property is either acquired or proposed to be acquired during the term of this Agreement) by or on behalf of either Member or any Affiliate of such Member which relates to the processing of tar sands, bitumen, asphaltum or other minerals or mineral resources into asphalt, performance grade asphalt, synthetic crude oil, diesel fuel or any other Product produced using the Crown Intellectual Property or any derivation thereof (an "AMI Opportunity") shall be offered to the Company for the purposes of its determining whether it wishes to participate in such AMI Opportunity. Any AMI Opportunity not relating to the processing of tar sands, bitumen, asphaltum or other minerals or mineral resources into asphalt, performance grade asphalt, synthetic crude oil, diesel fuel or any other Product produced, or capable of being produced using the Crown Intellectual Property or any derivation thereof may, but shall not be required to, be offered to the Company; provided, however that any such foregoing AMI Opportunity which is not offered to the Company may not employ any portion of the Crown Intellectual Property or any derivation thereof for the purposes of processing tar sands, bitumen, asphaltum or other minerals or mineral resources into asphalt, performance grade asphalt, synthetic crude oil, diesel fuel or any Product produced or capable of being produced using the Crown Intellectual Property or any derivation thereof at the Initial Plant or any Subsequent Plant. The following procedures shall apply to the offer of an AMI Opportunity to the Company:

               (i)  Notice to the Company and the
Nonacquiring Member. Within 15 days after a Member or any of its Affiliates proposes to proceed with an activity that constitutes an AMI Opportunity such Member (the "Acquiring Member") shall notify the Company and the other Member (the "Nonacquiring Member") thereof; provided further that if such exploitation or development activity pertains to real property or water rights partially within the Area of Mutual Interest, then all such related activities (i.e., the part within the Area of Mutual Interest and the part outside the Area of Mutual Interest) shall be subject to this
Section 6.3. The Acquiring Member's notice shall describe in detail the activity, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reason, if any, why the Acquiring Member believes that the activity is in the best interests of the Members. In addition to such notice, the Acquiring Member shall make any and all information concerning the activity available for inspection by the Company and the Nonacquiring Member.

               (ii) Option Exercised. The Company shall have 30 days after receiving the Acquiring Member's notice pursuant to "(i)" to notify the Acquiring Member of the Company's election to accept the AMI Opportunity; the Company shall elect to accept the AMI opportunity if the Nonacquiring Member notifies the Company to do so within 25 days after receiving the Acquiring Member's notice under "(i)." Promptly upon such notice, the Members shall act to form an additional limited liability company pursuant to an

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

operating agreement in form and substance substantially similar to this Agreement, with appropriate modifications to the Members' membership interests in such limited liability company and such other changes as are necessary or appropriate to reflect the terms and conditions applicable to the acquired interest as contemplated in this Agreement, in which Crown or Crown Parent shall have the option, though not the obligation, of acquiring (and making a like share of all capital contributions) up to (i) a 50% sharing ratio if the applicable AMI Opportunity relates primarily to or is designed for the production of and sale of asphalt or performance grade asphalt, or (ii) a 66b% sharing ratio if the AMI Opportunity relates to the production of synthetic crude oil, diesel fuel or any other opportunity, and MCNIC shall acquire the balance of the sharing ratio. Following the formation of the foregoing limited liability company, the Acquiring Member shall convey or cause its Affiliate to convey to the newly formed entity all of the Acquiring Member's (or its Affiliate's) interest in the AMI Opportunity, free and clear of all Encumbrances arising by, through or under the Acquiring Member (or its Affiliate) other than those to which the Nonacquiring Member has agreed. The newly formed entity shall promptly pay to the Acquiring Member the latter's actual out-of-pocket acquisition costs.

               (iii)     Option Not Exercised.  If the
Company does not give such notice within such 30 day period set forth in Section 6.3(b)(ii), no Member (other than the Acquiring Member) shall thereafter have any interest in the activity or AMI Opportunity.

          (c) Other Business Opportunities. Except as expressly provided in this Section 6.3, each Member and its Affiliates shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the operations of the Company or any Member or its Affiliates, without consulting the others; provided, that neither Member shall use the Crown Intellectual Property in connection with such activities except that Crown shall remain free to use the Crown Intellectual Property according to its terms in connection with such activities.

                        ARTICLE VII.

   OPERATING PROTOCOLS; CONSTRUCTION OF ADDITIONAL PLANTS

     7.1 In General . The Managers shall determine the operations and activities of the Company pursuant to
Article V and, except as they may be modified by unanimous vote of the Managers pursuant to Section 5.2(b), the requirements set forth in this Article VII.

     7.2  Properties .  The Development, Mining and

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

operations on the Properties shall be managed by the Managers in a manner consistent with this Section 7.2. At least 90 days prior to the beginning of each calendar year, the Chairman shall prepare a proposed mine production plan (the "Mine Production Plan") setting forth in reasonable detail (i) the tonnages and grades of tar sands, overburden and waste to be mined or removed in such calendar year, (ii) the Properties to be mined in such calendar year, (iii) the relative amount and rate of production in such year for each of the Properties identified in (ii) above, (iv) manpower resource scheduling, (v) production operating cost broken down by line item and nature of cost, and (vi) a plan for capital expenditures relating to Development of the Properties, and, to the extent practicable, shall separately identify capital and expense items. The Mine Production Plan shall be a part of the proposed Annual Operating Plan delivered to the Management Committee pursuant to
Section 5.3.

     7.3 Marketing Plan . At least 90 days prior to the beginning of each calendar year the Chairman shall prepare a proposed marketing plan for the Products for such calendar year (the "Marketing Plan"). The Marketing Plan shall address, among other things, the projected market and prices for each Product, potential purchasers and the terms of existing and anticipated contracts for sale of Products, and potential new markets. The Marketing Plan shall be a part of the proposed Annual Operating Plan delivered to the Management Committee pursuant to Section 5.3.



















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

     7.4  Construction of Initial Plant.

          (a)  The Company shall use its reasonable
commercial efforts to negotiate and enter into an engineering, procurement and construction contract (the "EPC Contract") for construction of the Initial Plant on terms, including price, completion and performance guarantees, and payment and performance bonds, and with a general contractor, acceptable to and approved by the Management Committee (the "General Contractor").

          (b)  The Members shall bear the cost of
construction of the Initial Plant in proportion to their respective Sharing Ratios. In this regard, each Member shall be required to make additional Capital Contributions to the Company to allow the Company to pay timely all costs and expenses incurred by the Company under the EPC Contract or otherwise in connection with such construction.

               (i)  Upon receipt of the Application for
Payment from the General Contractor, the Chairman shall provide a written notice to each Member setting forth the total amount owing from the Company to the General Contractor pursuant to the Application for Payment (the "Payment Amount"), the date such payment is due and payable, and the required Capital Contribution from each Member. The required Capital Contribution from each Member shall be calculated by multiplying the Payment Amount by that Member's percentage Sharing Ratio; provided, that if the adjustment to Crown's Capital Contributions set forth in
Section 3.3(b) is applicable at the time of such Capital Contribution, the required Capital Contribution from Crown shall be decreased by the amount of any reduction pursuant to Section 3.3(b), and the required Capital Contribution from MCNIC shall be increased by such amount.

               (ii) Each Member shall be required to make the additional Capital Contribution called for pursuant to
Section 7.4(b)(i) no later than two business days before the date the Payment Amount becomes due and payable to the General Contractor.

               (iii) If Crown elects not to proceed with the Initial Plant upon the completion of the Detailed Engineering, MCNIC shall have the right to cause the Company to construct the Initial Plant. If MCNIC elects to proceed, Crown shall contribute to the Company the items described in Sections 3.3(a)(ii) and (iii) subject to the Back-in Option set forth in Section 7.5(f).

     7.5  Subsequent Plants .  The construction of
Subsequent Plants shall be governed by this Section 7.5.

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

          (a)  Decision to Construct Plant 2.

               (i) If:

                         (A)  the Initial Plant has achieved
          an 18% Threshold Return; and

                         (B)  either:

                              (1)  The Members are in
          agreement that an adequate market exists for Products to be produced from the Initial Plant and Plant 2; or

                              (2)  the Members have received
          and each Member has approved (in its reasonable discretion) a marketing study prepared by a reputable third party acceptable to the Members that demonstrates adequate markets with adequate reasonably projected market prices for Products in the quantities to be produced from the Initial Plant and Plant 2, to sustain Net Operating Income from the Initial Plant and Plant 2 at levels not less than those necessary to achieve the 18% Threshold Return pursuant to "(i)(A)";

               (ii)      then the Members, or either of
them, may elect to proceed with the construction of Plant 2 by forming LLC-2 as provided in Section 7.5(d), subject to the right of either Member to elect not to participate in such construction.

               (iii)     If MCNIC and Crown elect to
proceed, Crown shall elect to obtain an initial sharing ratio in LLC-2 of no less than 10% and no greater than 50%
(inclusive of the  Crown Base Sharing Ratio - LLC-2) and
Crown shall make a like share of all capital contributions to LLC-2, after first giving effect to the capital account
Crown receives as the transferee of the membership interest
Crown receives from the Company pursuant to Section
7.5(d)(i)(B). Crown's ownership interest may be different with respect to each of LLC-2 and LLC-3.

               (iv) If Crown does not elect to proceed:

                    (A)  Its only interest in LLC-2 shall be

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

the membership interest Crown receives from the Company pursuant to Section 7.5(d)(i)(B) and the Crown Base Sharing
Ratio - LLC-2, and Crown shall have the Back-in Option; and

                    (B)  MCNIC shall have the option,
exercisable until the 60th day after the Members agree that the 30% Threshold Return has been achieved, to elect to purchase and pay for Crown's interest in LLC-2 (including Crown's increased interests after Plant 2 Payout under "(v)" below but subject to Crown's Back-in Option) for an amount equal to the Plant 2 Properties' Value. If MCNIC exercises this option, for purposes of determining 200% Payout with respect to the Back-in Option retained by Crown in this circumstance, "Plant Costs" shall be deemed to include the Plant 2 Properties' Value.

               (v)  Whether or not Crown elects to proceed,
upon the occurrence of Plant 2 Payout, Crown's initial sharing ratio in LLC-2 shall be increased by ten percentage points and MCNIC's sharing ratio in LLC-2 shall be decreased by ten percentage points






















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                               53

          (b)  Decision to Construct Plant 3.

               (i) If:

                         (A)  Plant 2 has achieved an 18%
          Threshold Return; and

                         (B)  either:

                              (1)  the Members are in
          agreement that an adequate market exists for Products to be produced from the Initial Plant, Plant 2 and Plant 3; or

                              (2)  the Members have received
          and each Member has approved (in its reasonable discretion) a marketing study prepared by a reputable third party acceptable to the Members that demonstrates adequate markets with adequate reasonably projected market prices for Products in the quantities to be produced from the Initial Plant, Plant 2 and Plant 3, to sustain Net Operating Income from the Initial Plant, Plant 2 and Plant 3 at levels not less than those necessary to achieve the 18% Threshold Return pursuant to "(i)(A)";

               (ii) then the Members, or either of them, may elect to proceed with the construction of Plant 3 by forming
LLC-3 as provided in Section 7.5(d), subject to the right of either Member to elect not to participate in such construction.

               (iii)     If MCNIC and Crown elect to
proceed, Crown shall elect to obtain an initial sharing ratio in LLC-3 of no less than 10% and no greater than 50% (inclusive of the Crown Base Sharing Ratio LLC-3 and Crown shall make a like share of all capital contributions to LLC-3, after first giving effect to the capital account Crown receives as the transferee of the membership interest Crown receives from the Company pursuant to Section 7.5(d)(ii)(B). Crown's ownership interest may be different with respect to each of LLC-2 and
LLC-3.

               (iv) If Crown does not elect to proceed:

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                               54

                    (A)  Its only interest in LLC-3 shall be
the membership interest Crown receives from the Company pursuant to Section 7.5(d)(ii)(B) and the Crown Base Sharing Ratio - LLC-3, and Crown shall have the Back-in Option; and

                    (B)  MCNIC shall have the option,
exercisable until the 60th day after Crown has elected not to participate in Plant 3 pursuant to Section 7.5(d)(ii), to elect to purchase and pay for Crown's interest in LLC-3 (including Crown's increased interests after Plant 3 Payout under "(v)" below but subject to Crown's Back-in Option) for an amount equal to the Plant 3 Properties' Value. If MCNIC exercises this option, for purposes of determining 200% Payout with respect to the Back-in Option retained by Crown in this circumstance, "Plant Costs" shall be deemed to include the Plant 3 Properties' Value.

               (v)  Whether or not Crown elects to proceed,
upon the occurrence of Plant 3 Payout, Crown's initial sharing ratio in LLC-3 shall be increased by ten percentage points and MCNIC's sharing ratio in LLC-3 shall be decreased by ten percentage points

          (c) Review of Marketing Study. If a Member does not approve the marketing study under Section 7.5(a)(i)(B)(2) or Section 7.5(b)(i)(B)(2), the other Member shall have the right to have the reasonableness of the non-approving Member's determination reviewed by arbitration pursuant to Article XVI and if the non-approving Member's determination not to approve the marketing study is determined not to have been reasonable, the approving Member shall have the right to elect to proceed as provided in
Section 7.5(d) and the non-approving Member shall have no obligation to proceed.

          (d) Election to Proceed with Formation of LLC-2 and LLC-3 and Construction of Plant 2 and Plant 3.

               (i)  If a Member has the right to and elects
to proceed with Plant 2 pursuant to Section 7.5(a), it shall notify the Company and the other Member and the other Member shall notify the Company and the electing Member of its election to participate or not to participate in Plant 2 within 90 days after receipt of such notice. If either Member elects to proceed with the construction of Plant 2, such Member(s) and the Company shall form a new limited liability company ("LLC-2"), to construct and own Plant 2 pursuant to an operating agreement in form and substance substantially the same as this Agreement with such changes as are necessary or appropriate to reflect the terms and conditions applicable to Plant 2 and LLC-2 as contemplated in this Agreement. In connection and simultaneously with the execution of the operating agreement for LLC-2, the Company shall:

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                               55

                         (A)  Convey and assign to LLC-2
          that portion of the Properties and Water Rights that the Members agree shall be transferred to LLC-2 to permit the construction and operation of Plant 2 in accordance with the applicable projections and market study (the "Plant 2 Properties") which agreement shall take into account the following factors: (1) the Company shall have first priority to all tar sands in the Properties and water required for the Initial
          Plant to operate up to full capacity; and (2) as between Plant 2 and Plant 3, if constructed, any Subsequent Plant that both Members have an ownership interest in shall have priority over any Subsequent Plant that only one Member has an ownership interest in, and equal priority with any Subsequent Plant that both Members have an ownership interest in, in each case with respect to any tar sands not required by the Initial
          Plant to operate up to full capacity.  Subject to
          (1) and (2) the Company shall convey and assign to LLC-2 adequate Properties and Water Rights for Plant 2 to operate up to full capacity for the projected 20-year economic life of Plant 2. If the Members are unable to agree as to what Properties and Water Rights are to be transferred from the Company to LLC-2 within 30 days after the expiration of the 90-day period described in "(i)," the Members shall submit the dispute to arbitration pursuant to Article XVI and shall be bound by the arbitrators' determination of which Properties and Water Rights are to be transferred to LLC-2 in accordance with the factors set forth in (1) and (2) above.

                         (B)  In exchange for the
          contribution of the Plant 2 Properties to LLC-2, the Company shall be credited with a capital contribution to LLC-2 equal to the Plant 2 Properties' Value and the sharing ratio associated with such membership interest shall be a fraction whose numerator is the Plant 2 Properties' Value and whose denominator is the aggregate capital contribution of all members, as determined from time to time (the "Crown Base Sharing Ratio - LLC-2"). Immediately following the Company's receipt of such membership interest it shall distribute all of such interest to Crown. The Members shall treat the foregoing in the manner provided in
          Section 12.7 for tax and financial reporting purposes. Crown shall also have such additional interests which it elects to receive pursuant to
          Section 7.5(a)(iii).

               (ii) If a Member has the right to and elects to proceed with Plant 3 pursuant to Section 7.5(b), it shall notify the Company and the other Member and the other Member shall notify the Company and the electing Member of its election to participate or not to participate in Plant 3 within 90 days after receipt of such notice. If either Member elects to proceed with the construction of Plant 3 such Member and the Company shall form a new limited liability company ("LLC-3"), to construct and own Plant 3 pursuant to an operating agreement in form and substance substantially the same as this Agreement with such changes as are necessary or appropriate to reflect the terms and

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

conditions applicable to Plant 3 and LLC-3 as contemplated in this Agreement. In connection and simultaneously with the execution of the operating agreement for LLC-3, the Company shall:

                         (A)  Convey and assign to LLC-3
          that portion of the Properties and Water Rights that the Members agree shall be transferred to LLC-3 to permit the construction and operation of Plant 3 in accordance with the applicable projections and market study (the "Plant 3 Properties") which agreement shall take into account the following factors: (1) the Company shall have first priority to all tar sands in the Properties and water required for the Initial
          Plant to operate up to full capacity; and (2) as between Plant 2 and Plant 3, if constructed, any Subsequent Plant that both Members have an ownership interest in shall have priority over any Subsequent Plant that only one Member has an ownership interest in, and equal priority with any Subsequent Plant that both Members have an ownership interest in, in each case with respect to any tar sands not required by the Initial
          Plant to operate up to full capacity.  Subject to
          (1) and (2) the Company shall convey and assign to LLC-3 adequate Properties and Water Rights for Plant 3 to operate up to full capacity for the projected 20-year economic life of Plant 3. If the Members are unable to agree as to what Properties and Water Rights are to be transferred from the Company to LLC-3 within 30 days after the expiration of the 90-day period described in "(ii)," the Members shall submit the dispute to arbitration pursuant to Article XVI and shall be bound by the arbitrators' determination of which Properties and Water Rights are to be transferred to LLC-3 in accordance with the factors set forth in (1) and (2) above.

                         (B) In exchange for the
          contribution of the Plant 3 Properties to LLC-3, the Company shall be credited with a capital contribution to LLC-3 equal to the Plant 3 Properties' Value and the sharing ratio associated with such membership interest shall be a fraction whose numerator is the Plant 3 Properties' Value and whose denominator is the aggregate capital contribution of all members, as determined from time to time (the "Crown Base Sharing Ratio - LLC-3"). Immediately following the Company's receipt of such membership interest it shall distribute all of such interest to Crown. The Members shall treat the foregoing in the manner provided in
          Section 12.7 for tax and financial reporting purposes. Crown shall also have such additional interests which it elects to receive pursuant to
          Section 7.5(b)(iii).


          (iii)     If MCNIC elects to proceed with
construction of the Initial Plant for its own account pursuant to Section 7.4(b)(iii), or MCNIC or Crown elects to construct Plant 2 or Plant 3 for its own account pursuant to
Section 7.5(a) or 7.5(b) without the other Member's participation:

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                               57

                (A)      in the case of the Initial Plant,
MCNIC shall have a 100% Sharing Ratio in the Company and Crown shall have a 0% Sharing Ratio; and

               (B)  in the case of the Subsequent Plants,
the Members shall form LLC-2 or LLC-3, respectively, and (1) if Crown is the Member electing to participate, MCNIC shall have a 0% sharing ratio in LLC-2 or LLC-3, as the case may be, and Crown shall have a 100% sharing ratio in LLC-2 or LLC-3, as the case may be, and (2) if MCNIC is the Member electing to participate, Crown shall have the Crown Base Sharing Ratio - LLC-2 or the Crown Base Sharing Ratio - Plant 3, as the case may be, and MCNIC shall have a sharing ratio equal to 100% less Crown's sharing ratio. In connection with the execution of the operating agreement for such limited liability company and the satisfaction of the conditions precedent to capital contributions by MCNIC and Crown set forth herein or therein, the Company shall perform its obligations under Section 7.5(d) with respect to the Company, LLC-2 and LLC-3, respectively.

               (iv)  Independent Operations. The Members
agree that, upon the establishment of LLC-2 and LLC-3, such additional entities shall operate as self-sufficient entities in the exploitation of the properties owned thereby.

          (e) Agreements with New Entity. If LLC-2 or LLC-3 is formed to construct Plant 2 or Plant 3, respectively, pursuant to Section 7.5(a) or 7.5(b), the Company will enter into contracts, licenses and other arrangements with such entity as are necessary or appropriate for the construction and operation of such Subsequent Plant. Such contracts, licenses and other arrangements shall be under such terms and conditions as the Management Committee determines are appropriate, and shall include:

               (i)  a sublicense of the Intellectual
Property;

               (ii) rights of access to or over the
Properties retained by the Company, if necessary;

               (iii)     an agreement for the marketing of
Products, if necessary, which agreement shall provide, unless the Members agree otherwise, that Products produced at the Initial Plant shall be sold first, and (b) as between Plant 2 and Plant 3, Products produced at any Subsequent Plant owned by a limited liability company in which both

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

Members have a positive non-zero sharing ratio shall be sold before any Products produced at any other Subsequent Plant and as between Products produced at Subsequent Plants owned by a limited liability company in which both Members have an ownership interest in, sales of Products produced at each Subsequent Plant shall be allocated to each Plant ratably;

               (iv) an agreement allocating Environmental
Compliance costs; and

               (v)  such other agreements as the Management
Committee determines are appropriate.

          (f) Back-in Option. The Members agree that in the event: (x) Crown elects not to proceed with the construction of the Initial Plant following the completion of the Detailed Engineering and MCNIC elects to proceed; or
(y) either Member elects not to participate in the costs of a Subsequent Plant and the other Member elects to proceed, the following Back-in Option shall apply:

               (i)  The Member electing not to participate
(the "Non-Participating Member") shall have the option
("Back-in Option") to acquire an interest in the limited liability company constructing the applicable plant such that (1) its sharing ratio in the entity constructing the plant before 200% Payout is zero and (2) its sharing ratio after 200% Payout is:

                         (A)  with respect to the Initial
          Plant, if Crown has and exercises a Back-in Option with respect to the Initial Plant, its Sharing Ratio in the Company after 200% Payout shall be 50%;

                         (B)  with respect to any Subsequent
          Plant, if a Member has and exercises a Back-in Option with respect to such plant, its sharing ratio in the limited liability company constructing such plant after 200% Payout shall be 60% in the case of Crown and 40% in the case of MCNIC.

               (ii) "200% Payout" shall mean 7:00 A.M., local time, on the first day of the calendar month following the earliest calendar month during which the proceeds from the sale of Products produced from the subject plant, after deducting all costs and expenses to operate and maintain the plant (including without limitation, costs for tar sands and other inputs, excise, sales, severance and other taxes on inputs and Products, property taxes on the plant and

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

equipment and all other taxes except for income taxes)) to produce such Products equals (A) 200% of Plant Costs, plus
(B) interest at the General Interest Rate plus 3%
(compounded quarterly) on the Plant Costs from the time each separate portion of Plant Costs were paid.

               (iii)     The Member who elects to construct
the subject plant (the "Participating Member") shall provide the Non-Participating Member with quarterly reports of the operations, and returns from, the entity that owns the plant. The Non-Participating Member shall have 15 days following receipt of written notice that 200% Payout has occurred with respect to the subject plant to give written notice to the Participating Member of its election to exercise the Back-in Option with respect to such plant. The failure by the Non-Participating Member to notify the Participating Member within such 15 day period shall be deemed to be an election by the Non-Participating Member not to exercise its Back-in Option with respect to such plant. If the Non-Participating Member elects (or is deemed to elect) not to exercise any Back-in Option with respect to any plant, such Member shall have no further right, option or contingent interest whatsoever in such plant or the entity that owns such plant, and upon the request of the Participating Member will promptly execute and deliver to the Participating Member a release and assignment in recordable form acknowledging the same and assigning to the Participating Member all of the Non- Participating Member's interest in such plant or entity. In the event a Non-Participating Member shall elect to exercise the Back-in Option, the Participating Member shall assign to the Non-Participating Member the applicable portion of its sharing ratio in the entity that owns such plant.

                         ARTICLE VIII.

                DISTRIBUTIONS TO THE MEMBERS

     8.1 Nonliquidating Distributions . To the extent legally permissible, the Management Committee shall cause the Company to distribute Available Cash to the Members quarterly, within 30 days after the end of each calendar quarter. In addition, the Company may make distributions of Available Cash at such times and in such amounts as the Management Committee shall determine. Except as provided in Sections 7.5(d)(i)(B) and 7.5(d)(ii)(B), all distributions made pursuant to this Section 8.1 shall be made among the Members in accordance with their Sharing Ratios at the time of distribution.

     8.2  Liquidating Distributions .  Except as provided in
Section 14.2(d), all distributions made in connection with the sale or exchange of all or substantially all of the Company's assets and all distributions made in connection with the liquidation of the Company shall be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account all allocations of Profit and Loss pursuant to
Article IX.

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

     8.3 Distributions in Kind . During the existence of the Company, no Member shall be entitled to receive as distributions from the Company any Company asset other than money. Upon the dissolution and winding-up of the Company the assets of the Company may be distributed to the Members in kind in accordance with Article XIV. For purposes of
Article XIV, distribution of an asset in kind to a Members shall be considered a distribution of an amount equal to the asset's fair market value.


                         ARTICLE IX.

              ALLOCATIONS OF PROFITS AND LOSSES

     9.1  In General .

          (a) This Article provides for the allocation among the Members of Profit and Loss for purposes of crediting and debiting the Capital Accounts of the Members and Article X provides for the allocation among the Members of taxable income and tax losses.

          (b)  Except as provided in Section 9.1(d) and
Section 9.2, all Losses shall be allocated among the Members in accordance with their respective Sharing Ratios.

          (c)  Except as provided in Section 9.1 (e) and
Section 9.2, any Profits shall be allocated among the Members in accordance with their respective Sharing Ratios.

          (d) Except as provided in Section 9.2, all Losses arising from or attributable to the sale, exchange or other disposition of all or substantially all of the Company's assets and all sales of assets in connection with the liquidation of the Company under Article XIV shall be allocated among the Members in the following order of priority:

               (i) First, among the Members, so as to cause the balance in each Member's Capital Account to be in proportion to the Members' respective Sharing Ratios. If the Loss allocated under this Section 9.2(d)(i) is not sufficient to cause the balances in the Members' Capital

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                               61
accounts to be in such proportions, then such Loss shall be allocated among the Members in the manner that would most nearly (on an aggregate basis) bring the balances in the Member's Capital Accounts into proportion with their respective Sharing Ratios; and

               (ii) The balance, if any, among the Members in accordance with their respective Sharing Ratios.

          (e)  Except as provided in Section 9.2, any
Profits arising from or attributable to the sale, exchange or other disposition of all or substantially all of the Company's assets and all sales of assets in connection with the liquidation up of the Company under Article XIV shall be allocated among the Members in the following order of priority:

               (i)  First, if the Capital Account of any
Member has a negative balance, among the Members having negative balances in their Capital Accounts to the extent of such negative balances. The Profit allocated under this
Section 9.1(e)(i) shall be allocated among the Members with negative Capital Account balances according to the ratio that each such negative balance bears to the total of the negative balances;

               (ii) Second, among the Members, so as to cause the balance in each Member's Capital Account to be in proportion to the Members' respective Sharing Ratios. If the Profit allocated under this Section 9.1(e)(i) is not sufficient to cause the balances in the Members' Capital Accounts to be in such proportions, then such Profit shall be allocated among the Members in the manner that would most nearly (on an aggregate basis) bring the balances in the Members' Capital Accounts into proportion with their respective Sharing Ratios; and

               (iii)     The balance, if any, among the
Members in accordance with their respective Sharing Ratios.

          (f) For purposes of Sections 9.1(d) and 9.1(e), the Capital Accounts of the Members shall be determined before giving effect to distributions under Section 8.2 and
Article XIV resulting from the transactions giving rise to the Profit or Loss and after allocating all other items of income and loss through the date of the transactions giving rise to the Profit or Loss.

     9.2  Regulatory Allocations and Curative Provisions.
Notwithstanding Sections 9.1 and 9.3 hereof:

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          (a)  Loss Limitation.  The Losses allocated
pursuant to Section 9.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to
Section 9.1, the limitation set forth in this Section 9.2(a) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. All Losses in excess of the limitations set forth in this
Section 9.2(a) shall be allocated to the Members in proportion to their Sharing Ratios.

          (b) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation 1.704-2(f), if there is a net decrease in partnership minimum gain (as defined in Treasury Regulation 1.704-2(b)(2) and 1.704-2(d)) during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount and in the manner required by Treasury Regulation 1.704-2(f) and 1.704-2(j)(2).

          (c) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation 1.704-2(i)(4), if there is a net decrease in Member nonrecourse debt minimum gain (as defined in Treasury Regulation 1.704-2(i)(2) and 1.704-2(i)(3)) attributable to a Member nonrecourse debt (as defined in Treasury Regulation 1.704-2(b)(4)) during any fiscal year, each Member who has a share of the Member nonrecourse debt minimum gain attributable to such Member's nonrecourse debt, determined in accordance with Treasury Regulation 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount and in the manner required by Treasury Regulation
 1.704-2(i)(4) and 1.704-2(j)(2).

          (d) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-
1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit, if any, of such Member as quickly as possible.

          (e) Member Nonrecourse Deductions. Any Member nonrecourse deductions (as defined in Treasury Regulation
 1.704-2(i)(1) and 1.704-2(i)(2)) for any fiscal year
shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt (as defined in Treasury Regulation 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulation 1.704-2(i)(1).

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          (f)  Section 754 Adjustments.  To the extent an
adjustment to the adjusted tax basis of any Company asset is required pursuant to Code section 732(d), Code section 734(b) or Code section 743(b), the Capital Accounts of the Members shall be adjusted pursuant to Treasury Regulation
 1.704-1(b)(2)(iv)(m).

          (g) Curative Allocations. The allocations under Sections 9.3(a) through (f) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Article VIII. Therefore, notwithstanding any other provision of this Article VIII (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 9.1. In exercising their discretion under this Section 9.3(g), the Managers shall take into account future Regulatory Allocations under Sections 9.3(a) through 9.3(g) that are likely to offset other Regulatory Allocations previously made.

     9.3  Other Allocation Rules .

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers (or the transferring Member as provided in Section 12.3) using any permissible method under Code section 706 and the Regulations thereunder.

          (b) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation
 1.752-3(a)(3), the Members' interests in Profits shall be their Sharing Ratios.

          (c)  To the extent permitted by Treasury
Regulation 1.704-2(b)(3), the Manager shall treat distributions of cash flow as having been made from the proceeds of a nonrecourse liability (as defined in Treasury
Regulation 1.704-2(b)(3)) or a Member nonrecourse debt only to the extent that such distributions would not cause or increase an adjusted Capital Account deficit for any Member.

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     9.4  Adjustment of Sharing Ratios Upon Payout .  Upon
the occurrence of Initial Plant Payout, the Sharing Ratios of the Members shall be prospectively adjusted as follows:

          (a) Crown's Sharing Ratio shall be increased by 25 percentage points; and

          (b) MCNIC's Sharing Ratio shall be decreased by 25 percentage points.


                         ARTICLE X.

         ALLOCATION OF TAXABLE INCOME AND TAX LOSSES

     10.1 In General . Except as provided in Section 10.2, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated for book purposes under Article IX.

     10.2 Allocation of Section 704(c) Items . The Members recognize that with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulation 1.704-1(b)(2)(iv)(f) (referred to as "Adjusted Properties"), there will be a difference between the agreed values or Carrying Values, as the case may be, of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, depletion, amortization and gain or loss with respect to such contributed properties and Adjusted Properties shall be allocated among the Members to take into account the book-tax disparities with respect to such properties in accordance with the provisions of sections 704(b) and 704(c) of the Code and Treasury Regulation 1.704-3(b)(1). Any gain or loss attributable to a contributed property or an Adjusted Property (exclusive of gain or loss allocated to eliminate such book-tax disparities) shall be allocated in the same manner as such gain or loss would be allocated for book purposes under
Article XII.

     10.3 Integration With Section 754 Election . All items of income, gain, loss, deduction and credits recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof and all basis allocations to the Members shall be determined without regard to any election under section 754 of the Code that

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may be made by the Company; provided, however, such
allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

     10.4 Allocation of Tax Credits . All tax credits with respect to the Company's property or operations shall be allocated among the Members in accordance with their Sharing Ratios for the period during which the expenditures, production, sale, or other event giving rise to the tax credit occurred. If there is no Profit during such period, such tax credits shall be allocated as if there had been Profit during such Period.


                         ARTICLE XI.

                           MEMBERS

     11.1 Limited Liability . The liability of each Member shall be limited as set forth in section 48-2b-109 of the Act. Except as permitted under this Agreement, a Member shall take no part in the control, management, direction or operation of the affairs of the Company and shall have no power to bind the Company.

     11.2 Quorum . A majority of the outstanding Voting Interests, represented in person or by proxy, shall be necessary to constitute a quorum at meetings of the Members. Each of the Members hereby consents and agrees that one or more Members may participate in a meeting of the Members by means of conference telephone or similar communication equipment by which all persons participating in the meeting can hear each other at the same time, and such participation shall constitute presence in person at the meeting. If a quorum is present, the affirmative vote of the majority of the Voting Interests represented at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless a greater number is required by the Act. In the absence of a quorum, those present may adjourn the meeting for any period, but in no event shall such period exceed 60 days.

     11.3 Informal Action . Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by each Member entitled to vote. Action taken under this section shall be effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date.

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     11.4 Meetings .  Meetings of the Members for any
purpose or purposes may be called by any Manager or by holders of not less than one-tenth of all Voting Interests.

     11.5 Place of Meeting . The Managers may designate the place for any meeting. If no designation is made, the place of meeting shall be the principal place of business of the Company.

     11.6 Notice of Meeting . Written notice stating the place, day and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered either personally or by mail, by or at the direction of any Manager or other person calling the meeting, to each Member of record entitled to vote at such Meeting. Each of the Members hereby consents and agrees that meetings of the Members may be called upon four days' written notice.

     11.7 Proxies . At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. Such proxy shall be filed with a Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     11.8 Conduct of Meeting . At each meeting of the Members, a chairman for that particular meeting shall be elected. The chairman shall be the Member in attendance who has received the vote of the majority of the Voting Interests represented at the meeting. The Chairman shall preside over and conduct the meeting and shall appoint someone in attendance to make accurate minutes of the meeting. Following each meeting, the minutes of the meeting shall be sent to each Manager and Member.


                        ARTICLE XII.

                  ACCOUNTING AND REPORTING

     12.1 Books . The Managers shall maintain complete and accurate books of account of the Company's affairs at the principal office of the Company. The Company's books shall be kept in accordance with generally accepted accounting principles, consistently applied, and on a calendar year-accounting period.

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     12.2 Capital Accounts.

          (a)  The Managers shall maintain a separate
capital account for each Member and such other Member accounts as may be necessary or desirable to comply with the requirements of applicable laws and regulations ("Capital Accounts"). Capital Accounts shall be maintained in accordance with the provisions of Treasury Regulations
 1.704-1(b)(2)(iv) and, among other adjustments, shall be:
(i) increased by the amount of all cash capital contributions and the net agreed value of all capital contributions of property other than cash (with such net agreed value determined by the Managers and the contributing Member) made by such Member to the Company; (ii) increased by all profit allocated to such Member pursuant to
Article IX; (iii) decreased by all items of loss allocated to such Member pursuant to Article IX; and (iv) decreased by the amount of all distributions of cash and the net value of all distributions of property made to such Member pursuant to this Agreement.

          (b)  Consistent with the provisions of Treasury
Regulation 1.704-1(b)(2)(iv)(e) and (f), upon an issuance of additional interests in the Company for cash or property
(other than de minimis amounts) and prior to the actual or deemed distribution of any Company property (other than cash), the Capital Accounts of all Members and the Carrying
Values of all Company properties shall be adjusted upwards or downwards to reflect any unrealized gain or unrealized loss with respect to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property immediately prior to such issuance or distribution, and had been allocated among the Members, at such times, pursuant to Article VIII). In determining such unrealized gain or unrealized loss, the aggregate fair market value of Company properties as of the date of determination shall be determined by the Managers using such method of valuation as they deem appropriate taking into account the provisions of Treasury Regulation
 1.704-1(b)(2)(iv)(f).

          (c) A transferee of a Company interest shall succeed to the Capital Account attributable to the Company interest transferred, except that if the transfer causes a termination of the Company under section 708(b)(1)(B) of the Code, Treasury Regulation 1.708-1(b) as then in effect shall apply.

     12.3 Transfers During Year. In order to avoid an interim closing of the Company's books, the allocation of Profits and Losses under Article IX between a Member who transfers part or all of its interest in the Company during the Company's accounting year and his transferee may be determined pursuant to any method chosen by the transferring Member and agreed to by the TMP, which agreement will not be unreasonably withheld; provided, however, that any Net Capital Income or Loss shall be allocated to the owner of the interest in the Company at the time such Net Capital Income or Loss was realized.

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     12.4 Reports .  The Managers shall deliver to the
Members the following financial statements and reports at the times indicated below:

          (a) Monthly, within two business days after the end of each calendar month, a statement setting forth in reasonable detail (i) an estimate of the Company's revenues, costs and expenses for such calendar month, and (ii) an estimate the production of Products from the Properties and Products produced by or at the Initial Plant, and the prices received therefor.

          (b) Monthly, within thirty business days after the end of each calendar month, a written report which shall include (i) a balance sheet and a statement of each Member's Capital Account, each as of the last day of such calendar month, (ii) statements of income and cash flows for such calendar month, and (iii) such other information as deemed reasonably necessary by any Member for purposes of advising such Member properly about their investment in the Company.

          (c) Written quarterly statements on the Company's operations within 90 days after the end of each calendar quarter. The books of account shall be closed promptly after the end of each calendar year. As soon as practicable thereafter, the Managers shall make a written report to each Member, which shall include a statement of receipts, expenditures, profits and losses for the previous year, a statement of each Member's Capital Account as of the last day of the previous calendar year and such additional statements with respect to the state of the Company as are necessary to advise the Members properly about their investment in the Company. Such report shall consist in part of a copy of the Company's United States income tax return. On or before June 30, of each year, each Member shall be provided with the information, to the extent then in the possession of the Company, necessary to allow such Member to file its own income tax return for the preceding year.

          (d) Such other reports, audits and financial statements as the Managers shall determine or as a Member shall reasonably request from time to time; provided that the requesting Member shall bear the actual and reasonable costs incurred by the Managers in complying with such special request or in conducting any other special accounting procedures for the company, other than those expressly provided for in this Agreement. The cost of such reporting paid to third parties shall be paid by the Company as a Company expense except as expressly provided otherwise above.

     12.5 Section 754 Election . If requested by a Member, the Company shall make the election provided for under section 754 of the Code.

     12.6 Independent Audit . Within 60 days after the end of each calendar year the Managers shall provide each Member

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with audited financial reports prepared by a "Big Six"
public accounting firm selected by the Managers.

     12.7 Treatment of Formation of LLC-2 and LLC-3. If the Company contributes the Plant 2 Properties to LLC-2 or the Plant 3 Properties to LLC-3 and distributes its resulting membership interest in LLC-2 or LLC-3 to Crown pursuant to
Section 7.5, for federal income tax and financial reporting purposes such matters shall be treated as if the Company first distributed such properties to Crown and that Crown then contributed such properties to LLC-2 or LLC-3, as the case may be, in exchange for the membership interest in LLC-2 or LLC-3 that Crown received as a distribution from the Company pursuant to Section 7.5.


                        ARTICLE XIII.

            TRANSFER OF MEMBER' S INTEREST--RIGHT
                       OF FIRST OFFER

     13.1 Restrictions on Transfer .

          (a) Additional Members shall not be admitted to the Company without the prior written consent of all of the Members. Neither Member shall transfer, assign, mortgage, pledge or grant a security interest in all or any part of its interest in the Company except as permitted by this
Article XIII.

          (b) Notwithstanding any other provision of this Agreement, no Member may dissolve and transfer its membership interest in the Company to the Member's equity owners prior to the date that is 13 months after the date on which the Company was formed, except with an opinion of counsel satisfactory in form and substance to the other Member and from a firm acceptable to the other Member to the effect that such dissolution and transfer would not (i) cause the initial issuance of such membership interest pursuant to this Agreement to be in violation of the Securities Act of 1933 or any applicable state securities law (the "Securities Act"), or (ii) otherwise be in violation of such laws.

     13.2 Right of First Offer.

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          (a)  If at any time a Member proposes to sell,
assign, or otherwise dispose of all or any part of, or to solicit bids from any third party to purchase or otherwise acquire, all or any portion of its interest in the Company
(other than sales or other dispositions to Affiliates of such Member), such Member (the "Soliciting Member") shall first notify the other Member (the "Notified Member") in writing of such Soliciting Member's desire to sell such interest in the Company.

          (b) The Notified Member shall have 10 days to make a first cash offer to purchase, and negotiate for the purchase of, the interest in the Company that the Soliciting Member desires to sell. If the Soliciting Member does not accept a bona fide first cash offer made by the Notified Member to purchase the Soliciting Member's interest in the Company, the Soliciting Member shall not sell, assign or otherwise dispose of, or enter into any binding agreement to sell, assign or otherwise dispose of all or any part of the Soliciting Member's interest in the Company during the 90-day period following such 10-day first offer period, unless the cash value of the consideration to be received by the Soliciting Member from a third party purchaser is greater than the cash offer made by the Notified Member. If the Soliciting Member does not sell or enter into a binding agreement to sell its interest in the Company within such 90-day period, it shall again afford the Notified Member the opportunity to make a first offer with respect to proposed sales of the Soliciting Member's interest in the Company as provided above.

          (c) If the Notified Member does not elect to make a first cash offer to purchase all of the Company interest offered by the Soliciting Member during the 10-day period provided for in Section 13.2(b), the Soliciting Member may sell the interest within 90 days after the expiration of the 10-day period provided for in Section 13.2(b). If the Soliciting Member does not sell or enter into a binding agreement to sell its interest in the Company within such 90-day period, it shall again afford the Notified Member the opportunity to make a first offer with respect to proposed sales of the Soliciting Member's interest in the Company as provided in Section 13.2(a).

     13.3 Tag-Along Rights . Within two business days after entering into a binding agreement to sell all or any part of its interest in the Company (other than sales or other dispositions to Affiliates of such Member), the Soliciting Member shall deliver a copy of such binding agreement to the Notified Member and if MCNIC is the Soliciting Member, such binding agreement shall indicate whether the purchaser intends to retain Crown as the Operator. The Notified Member shall have twenty business days to elect, by providing written notice to the Soliciting Member, to require the purchaser of the Soliciting Member's interest to purchase a percentage of the Notified Member's interest (determined as set forth below) in the Company on the same terms and conditions (including, without limitation, the same purchase price per percentage point of ownership interest in the Company) set forth in the agreement between the Soliciting Member and the purchaser ("Tag-Along Rights"). For purposes of the preceding sentence, in

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connection with any proposed sale the Notified Member may
exercise Tag-Along Rights with respect to a percentage of its membership interest equal to the product of (i) the percentage of the Soliciting Member's membership interest to be sold in the contemplated transfer and (ii) the Notified Member's Sharing Ratio (e.g., if the Soliciting Member has a 70% Sharing Ratio and is selling all of its membership interest, 100% of the Soliciting Member's membership interest is being sold, and the Notified Member is entitled to sell its entire 30% membership interest (30% Sharing Ratio multiplied by 100%)). If the payment for the Soliciting Member's interest includes consideration other than cash, the Soliciting Member, the Notified Member and the purchaser shall agree upon the cash value of the sale and all consideration paid from the purchaser to the Notified Member for the Notified Member's interest shall be in cash. Any disagreement between the Soliciting Member and the Notified Member concerning the cash value of the sale shall be resolved in accordance with Section 13.4. In the event the Notified Member elects to exercise its Tag-Along Rights pursuant to this Section 13.3 and the purchaser refuses to purchase the Notified Member's interest in the Company as provided above, the Soliciting Member shall not sell its interest to the purchaser without the written consent of the Notified Member, which consent may be withheld in the sole discretion of the Notified Member.

     13.4 Cash Equivalents . The cash value of any sale to a third party shall be determined by agreement among the Soliciting Member and the Notified Member. If they cannot agree and such disagreement continues for a period of seven days, either of such Members may, by five days' written notice to the other, initiate arbitration proceedings under
Article XVI for determination of the cash equivalent of such purchase price. The arbitrator shall determine the cash equivalent without regard to income tax consequences to the Soliciting Member as a result of receiving cash in lieu of other consideration.

     13.5 Direct and Indirect Transfers . The restrictions on transfer set forth in Sections 13.1 through 13.3 shall not apply to a transfer as a result of merger, consolidation or similar action that results in sale of all or substantially all of the assets of the Member, or a transfer of an equity interest in a Member that is a corporation, partnership or other entity if the transfer of the equity interest does not result in a change in control of such corporation, partnership or other entity; provided that the restrictions on transfer set forth in Section 13.1(b) shall apply to such transfer. A Member may transfer its interest in the Company to an Affiliate of such Member with the written consent of the other Members, which consent shall not be unreasonably withheld, and such transfer shall not be subject to Sections 13.1 through 13.3; provided that the restrictions on transfer set forth in Section 13.1(b) shall apply to such transfer.

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     13.6 Substitution of a Member .

          (a) No transferee (by conveyance, operation of law or otherwise) of the whole or any portion of a Member's interest in the Company shall become a substitute Member without the written consent of all of the Members, which consent may be withheld in the sole discretion of each Member. A transferee of a Member who receives unanimous consent to become a Member shall succeed to all the rights and interest of his transferor in the Company. A transferee of a Member who does not receive unanimous consent to become a Member shall be entitled only to the distributions to which his transferor would otherwise be entitled and shall have no right to participate in the management of the business and affairs of the Company or to become a Member.

          (b) If a Member shall be dissolved, merged or consolidated, its successor in interest shall have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor shall not become a substituted Member and shall not have any right to participate in the management of the business and affairs of the Company without the written consent of all of the other Members as provided in
Section 13.6(a).

          (c) No transfer of any interest in the Company otherwise permitted under this Agreement shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor's obligations to the extent of the interest transferred and shall have agreed to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Managers. Without limiting the foregoing, any transferee (including but not limited to a transferee under Sections 13.2, 13.5 and 13.6(b)) that has not become a substituted Member shall nonetheless be bound by the provisions of this Article XIII with respect to any subsequent transfer. Upon admission of the transferee as a substitute member, the transferor shall have no further obligations under this Agreement with respect to that portion of its interest transferred to the transferee.

     13.7 Conditions to Substitution . As conditions to its admission as a Member (a) any assignee, transferee or successor of a Member shall execute and deliver such instruments, in form and substance satisfactory to the Managers, as the Managers shall deem necessary, and (b) such assignee, transferee or successor shall pay all reasonable expenses in connection with its admission as a substituted Member. No person shall be admitted to the Company as a Member unless (i) either (A) the Member interest or part thereof acquired by such person has been registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (B) the Company has received a favorable opinion of the Company's legal counsel or of other legal counsel acceptable to the Members to the effect that

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

the transfer of the Member interest to such person is exempt from registration under those laws. The Managers, however, may waive the requirements of this Section 13.7.



























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

                        ARTICLE XIV.

                 DISSOLUTION AND TERMINATION

     14.1 Dissolution . The Company shall be dissolved upon the occurrence of any of the following:

          (a)  The consent in writing of all Members.

          (b) The election of any Member by written notice to the Company and the other Member if the other Member is in default in the performance of any material obligation hereunder, and such default has continued in whole or in part for not less than 90 days after written notice thereof given by the Company has been received by the defaulting Member (or, if such default is not capable of being cured during such 90-day period, the defaulting Partner has failed to commence all reasonable curative efforts during such 90-day period and diligently prosecuted such curative efforts to a successful conclusion).

          (c) The sale of all or substantially all of the assets of the Company.

          (d) The occurrence of any event that under the Act causes the dissolution of a limited liability company.

          (e)  Unless the Members unanimously agree
otherwise, the failure of the Company to commence construction of the Initial Plant by January 1, 1999; or if, after commencement of construction of the Initial Plant, MCNIC has the right to and does withhold Capital
Contributions necessary to complete construction of the Initial Plant for a period of 24 months.

          (f)  In any event, January 1, 2090.

     14.2 Liquidation . Upon dissolution of the Company, the Management Committee shall appoint in writing one or more liquidators (who may be Members) who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the

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

power and authority of the Management Committee. The steps to be accomplished by the liquidator are as follows:

          (a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Company's independent accountants of the Company's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

          (b) The liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). The liquidator shall then by payment of cash or property (at the election of each Member and, in the case of property, valued as of the date of termination of the Company at its fair market value by an appraiser selected by all of the Members) distribute to the Members such amounts as are required to distribute all remaining amounts to the Members in accordance with
Article VIII. If a Member elects to take its distribution in cash, and sufficient cash is not available to make the full cash distribution to each Partner, the liquidator shall sell at fair market value an undivided interest in the Properties or other Company property as necessary to make such distribution in cash. The other Member may purchase the interest sold at its fair market value. To the extent possible and permitted under the terms of the relevant operating agreements, such a distribution shall be in kind. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 14.2.

          (c) Any real property distributed to the Members shall be assigned by special warranty assignment and shall be subject to the operating agreements and all encumbrances, contracts and commitments then in effect with respect to such property, which shall be assumed by the Members.

          (d) If the Company is dissolved at any time prior to the commencement of construction of the Initial Plant, the Properties and the Crown Intellectual Property shall be distributed to Crown and MCNIC shall have no right to use, license, sell or otherwise deal with such Crown Intellectual Property. If the Company is dissolved at any time after the commencement of construction of the Initial Plant, the liquidator of the Company shall not have the right to sell the Properties and the Crown Intellectual Property as part of the process of winding up of the Company, but the Properties and the Crown Intellectual Property shall be distributed in kind to Crown (valued as of the dissolution of the Company at its fair market value), but only to the extent of Crown's adjusted Capital Account balance after the allocation of all profit and loss upon liquidation and winding up of the affairs of the Company (and Crown's Capital Account shall be reduced accordingly). In the event

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

that all of the Properties are not distributed in kind to Crown, any remaining Properties shall be distributed in kind to MCNIC (and MCNIC's Capital Account shall be reduced accordingly).

               During the five year period following such distribution in kind, either Member, and its successors and assigns, may develop any such Properties distributed to it only after having given the other Member the opportunity to participate in such development in the same manner and on the same terms as such Member would have been entitled to participate in the event that such development or exploitation of such Properties were an AMI Opportunity within the meaning of Article VI. The rights of the Members to participate in any such development of Properties distributed to any Member under this Section 14.2(d) shall survive the termination and dissolution of the Company. All Intellectual Property of the Company shall be distributed in kind to the Members jointly and each Member shall be free to use, license, sell or otherwise deal with such Intellectual Property, subject to the same rights in the other Member. Any distribution in kind pursuant to this Section 14.2(d) shall be treated as a distribution for purposes of Article VIII.

          (e) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

          (f) The distribution of cash and/or property to the Members in accordance with the provisions of this
Section 14.2 shall constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Member's or their respective interests in the Company and all Company property.

     14.3 Waiver of Right to Court Decree of Dissolution . The Members agree that irreparable damage would be done to the Company if a Member brought an action in court to dissolve the Company. Care has been taken in this Agreement to provide what the parties believe are fair and just payments to be made to a Member whose relationship with the Company is terminated for any reason. Accordingly, each of the Members accepts the provisions of this Agreement as its sole entitlement on termination of its membership in the Company. Each Member hereby waives and renounces its right to seek a court decree of dissolution or to seek the appointment by a court of a liquidator for the Company.

     14.4 Articles of Dissolution . Upon the completion of the distribution of the Company's assets as provided in this
Article XIV, the Company shall be terminated and the person acting as liquidator shall file articles of dissolution and

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

shall take such other actions as may be necessary to terminate the Company.


                         ARTICLE XV.

                       INDEMNIFICATION

     15.1 Indemnification . Crown shall indemnify MCNIC and the Company, and MCNIC shall indemnify Crown and the Company as follows:

          (a) Crown shall defend, indemnify and save and hold harmless MCNIC and the Company for, from and against and shall promptly reimburse each of the indemnified parties with respect to any and all claims, demands, causes of action, losses, damages (including exemplary and punitive damages), liabilities, costs (including property, ad valorem, severance, net proceeds and other taxes) and expenses (including attorney's, consultant's and expert's fees and expenses and court costs) incurred by such indemnified party with respect to the Properties which accrue or relate to times prior to the time Crown contributes the Properties to the Company pursuant to
Section 3.3(a)(iii).

          (b) Crown shall defend, indemnify and save and hold MCNIC and the Company harmless for, from and against and shall promptly reimburse each of the indemnified parties with respect to, any and all claims, demands, causes of action, losses, damages (including exemplary and punitive damages), liabilities, costs and expenses (including reasonable attorney's, consultant's and expert's fees and expenses and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted by any federal, state, local or other governmental entity or other party against or incurred such indemnified party, by reason of or arising out of (i) any violation or breach of any Environmental Laws by Crown or Crown Parent, any of their respective predecessors in title or their employees or agents; (ii) any act, omission, event, condition or circumstance existing or occurring on the Properties before the time Crown contributes the Properties to the Company pursuant to Section 3.3 (including, without limitation, the use; transportation; handling; storage; treatment; removal; actual, proposed or threatened release or emission; generation; or presence of Hazardous Substances on or under such Property or other property, wetlands or waterways) that constitutes or results in a violation or breach of or liability under any Environmental Laws; or (iii) any matter that would constitute a breach of Crown's representations in
Section 4.6(j) applied without regard to whether such matters are within Crown's or Crown Parent's knowledge.

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

          (c) Crown shall defend, indemnify and save and hold harmless MCNIC and the Company for, from and against and shall promptly reimburse each indemnified party with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorney's, consultant's and expert's fees and expenses and court costs) incurred by such party that result from or are attributable to any representation or warranty of Crown contained in this Agreement being untrue, or any warranty, agreement or covenant of Crown or Crown Parent contained in this Agreement being breached. Any representation or warranty of Crown that is limited to Crown's knowledge shall be deemed not so limited for purposes of this Section 15.1(c) and Crown shall be deemed in breach thereof for purposes of the indemnification and other provisions of this Section 15.1(c) if the representation or warranty is not true whether or not Crown had knowledge of the facts or matters causing the representation to be untrue.

          (d) (i) The sole remedy and claim for any loss of title to any portion of the Properties as a result of Crown's indemnification obligation under this Section 15.1 shall be an obligation of Crown to contribute to the Company an amount equal to the amount of all losses and damages incurred by the Company as a result of such failure (including reasonable attorney's, consultant's and expert's fees and expenses and court costs), such amount not to exceed $500,000 over the term of this Agreement, including any contributions made by Crown to LLC-2 or LLC-3 pursuant to the provisions required to be included in the operating agreements for LLC-2 and LLC-3 by Section 15.1(d)(ii) below. Such contribution, when made to the Company, shall be deemed a contribution by Crown pursuant to Section 3.3(a)(iii) and the Company and MCNIC shall have all of the rights set forth in Section 3.6 with respect to enforcement of such contribution obligation.

                (ii)  The operating agreement for LLC-2  and
LLC-3 shall contain provisions equivalent to Section 15.1(d)(i) providing for a similar obligation by Crown as to title failure with respect to the Plant 2 Properties and Plant 3 Properties. Such provisions shall limit Crown's obligation to contribute to LLC-2 and LLC-3 to an amount no greater than $500,000 in the aggregate over the term of such operating agreements, including any contributions made by Crown to the Company pursuant to Section 15.1(d)(i) above, as a result of any loss of title to any of the Plant 2 Properties or the Plant 3 Properties, respectively, as a result of Crown's indemnification obligation under such operating agreements.

           (e) MCNIC shall defend, indemnify and save and hold harmless Crown, Crown Parent and the Company for, from and against and shall promptly reimburse each indemnified party with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorney's, consultant's and expert's fees and expenses and court costs) incurred by such party that result from or are attributable to any representation or warranty of MCNIC contained in this Agreement being

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

untrue or any warranty, agreement or covenant of MCNIC contained in this Agreement being breached.

     15.2 Implementation .  The indemnification contained in
Section 15.1 shall be implemented as follows:

           (a) Such indemnity shall extend to any actual loss, cost, expense, liability, obligation or damage ("Loss") incurred or suffered by the indemnified party, its officers, directors, shareholders, partners, members and managers, including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against.

           (b) The amount of each payment claimed by an indemnified party to be owing and the basis for such claim, together with a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed, shall be set forth by such party in a statement delivered to the indemnifying party ("Claim Notice"). The amount claimed shall be paid by such indemnifying party as and to, and only to the extent required herein within 30 days after receipt of such statement or after the amount of such payment has been finally established, whichever last occurs. In the event the indemnifying party contests the reasonableness of the payments sought, it shall be entitled to submit such dispute to arbitration pursuant to Article XIV.

          (c) Promptly after notification to an indemnified party with respect to any claim or legal action or other matter that may result in a Loss for which indemnification may be sought under this Article XV, but in any event in time sufficient for the indemnifying party to contest any action, claim proceeding or other matter that has become the subject of proceedings before any court or tribunal, such indemnified party shall give written notice of such claim, legal action or other matter to the indemnifying party and, at the request of such indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the indemnifying party made within 60 days after receipt of such notice, permit the indemnifying party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct of litigation, through attorneys of the indemnifying party's choice; provided, however, that no such settlement can result in any liability or cost to the indemnified party without its consent. In the event of such an election by the indemnifying party to assume control, (A) any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnified party, and (B) the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem necessary to the proper defense of such claim, legal action, or other matter. In the absence of such an election, the indemnified

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

party   will  use  its  best  efforts  to  defend,  at   the
indemnifying party's expense, any claim, legal action or other matter to which such other party's indemnification under this Article XV applies until the indemnifying party assumes such defense, and, if the indemnifying party fails to assume such defense within the time period provided above, settle the same in the indemnified party's reasonable discretion at the indemnifying party's expense.


                        ARTICLE XVI.

                         ARBITRATION

     16.1 Submission to Arbitration . The parties hereby submit all controversies, claims and matters of difference arising under this Agreement to arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (a) all questions relating to the interpretation or breach of this Agreement, (b) all questions relating to any representations, negotiations and other proceedings leading to the execution hereof, and (c) all questions as to whether the right to arbitrate any such question exists.

     16.2 Initiation of Arbitration and Selection of Arbitrators . The party desiring arbitration shall so notify the other party, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney with at least ten years' experience in mining law; (2) an attorney with at least ten years' experience in general commercial law, including mining matters; and (3) a person with at least ten years' experience in the oil and gas mining industry and at least 10 years experience in tar sands or crude oil processing. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. In the event that any party or the arbitrators fail to select arbitrators as required above, the AAA shall select such arbitrators. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. If the arbitrators so desire they shall have the authority to retain the services of a neutral judge or attorney (whose fees shall be treated as an arbitrator's fees) to assist them in administering the arbitration and conducting any hearings and taking evidence at such hearings or otherwise.

     16.3 Arbitration Procedures . All matters arbitrated hereunder shall be arbitrated in Denver, Colorado pursuant to Utah law, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except to the

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

extent such Rules conflict with the express provisions of this Article XVI (which shall prevail in the event of such conflict); provided, however, that all substantive law issues relating to the rights and obligations of the parties under this Agreement shall be governed by Section 18.5 below. The arbitrators shall conduct a hearing no later than 45 days after submission of the matter to arbitration, and a decision shall be rendered by the arbitrators within 10 days of the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in an arbitration shall be made by a written opinion stating the reasons for the award made.

     16.4 Enforcement . This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by Utah law. All awards may be filed with the clerk of one or more courts, state, federal or foreign having jurisdiction over the party against whom such award is rendered or its property, as a basis of judgment and of the issuance of execution for its collection. No party shall be considered in default hereunder during the pendency of arbitration proceedings specifically relating to such default.

     16.5 Fees and Costs . The arbitrators' fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees and costs of the prevailing party shall be borne by the non-prevailing party. In its written opinion, the arbitration panel shall, after comparing the respective positions asserted in the arbitration claim and answer thereto, declare as the prevailing party the party whose position was closest to the arbitration award (not necessarily the party in favor of which the award on the arbitration claim is rendered) and declare the other party to be the non-prevailing party. The arbitration award shall include an award of the fees and costs provided by this
Section 16.5 against the non-prevailing party.

     16.6 Capital Contributions . Except as otherwise set forth in Section 5.3, the obligation of the Members to make capital contributions to the Company under Article III shall not be required to be submitted to arbitration, but the Company or any Non-Defaulting Member may elect to submit the matter to arbitration pursuant to this Article XVI or may elect to pursue throughout litigation any other remedy provided in Article III or available at law or in equity to enforce such obligations.

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

                        ARTICLE XVII.

                           NOTICES

     17.1 Method of Notices . All notices required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by registered or certified mail addressed as set forth below (except that any Member may from time to time give notice changing his address for that purpose), or by facsimile if confirmed by return facsimile, and shall be effective when personally delivered, or, if mailed, on the date set forth on the receipt of registered or certified mail, or if sent by facsimile, upon receipt of confirmation:























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


     If to MCNIC:
     MCNIC Pipeline & Processing Company
     150 West Jefferson Avenue
     Suite 1700
     Detroit, Michigan 48226
     Attention:  William E Kraemer
     Facsimile:  (313) 256-6918

     with a copy to:
     MCN Energy Group
     500 Griswold
     10th Floor
     Detroit, Michigan 48226
     Attention:  Daniel L. Schiffer, Esq.
     Facsimile:  (313) 965-0009

     If to Crown:
     Crown Asphalt Corporation
     215 South State
     Suite 550
     Salt Lake City, Utah 84111
     Attention:  Mr. Jay Mealey
     Facsimile:  (801) 537-5609

     If to Crown Parent:
     Crown Energy Corporation
     215 South State
     Suite 550

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

     Salt Lake City, Utah 84111
     Attention:  Mr. Jay Mealey
     Facsimile:  (801) 537-5609

     17.2 Computation of Time . In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.























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

                       ARTICLE XVIII.

                     GENERAL PROVISIONS

     18.1 Confidentiality .   Each Member and Manager will
keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company, except (a) to the extent that disclosure to a third party is required by applicable law or regulation; (b) information which, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such person is a party or of which it has knowledge), as evidenced by generally available documents or publications; (c) information that was in its possession prior to disclosure (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company; (d) to the extent disclosure is necessary or advisable, to its employees, consultants or advisors for the purpose of carrying out their duties hereunder; (e) to banks or other financial institutions or agencies or any independent accountants or legal counsel or investment advisors employed by the Company or the Members, to the extent disclosure is necessary or advisable to obtain financing; (f) to the extent necessary, disclosure to third parties to enforce this Agreement, or (g) to a Member, Manager, or their Affiliates; provided, however, that in each case of disclosure pursuant to (a), (d), (e) or (g), the persons to whom disclosure is made agree to be bound by this confidentiality provision. The obligation of each Member and Manager not to disclose Confidential Information except as provided herein shall not be affected by the termination of this Agreement or the replacement of either of the Members. As used in this paragraph, the term "Confidential Information" shall mean information concerning the properties, operations, business, trade secrets, technical know-how and other non-public information and data of or relating to the Company, the Properties and any technical information with respect to any project of the Company; provided that nothing contained in this Section 18.1 shall restrict or impair any Member's right to use or otherwise benefit from the Intellectual Property, including without limitation the Crown Intellectual Property, in the manner contemplated in this Agreement, whether before or after the termination of this Agreement.

     18.2 Public Announcements . Except as required by Law or regulation, neither Member shall make any press release or other public announcement or public disclosure relating to this Agreement, the subject matter of this Agreement or the activities of the Company without the written consent of the other Members, which consent shall not be unreasonably withheld.

     18.3 Entire Agreement . This Agreement embodies the entire understanding and agreement among the parties concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

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

     18.4 Amendment . This Agreement may not be amended except by an instrument in writing signed by all the Members, nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such waiver.

     18.5 Applicable Law . This Agreement shall be construed in accordance with and governed by the laws of the State of Utah, excluding its conflict of laws rules.

     18.6 Pronouns . References to a Member, including by use of a pronoun, shall be deemed to include masculine, feminine, singular, plural, individuals, partnerships or corporations where applicable.

     18.7 U.S. Dollars .  References herein to "Dollars" or
"$" shall refer to U.S. dollars and all payments and all calculations of amount hereunder shall be made in Dollars.

     18.8 Counterparts . This instrument may be executed in any number of counterparts each of which shall be considered an original.

     18.9 Additional Documents . The Members hereto covenant and agree to execute such additional documents and to perform additional acts as are or may become necessary or convenient to carry out the purposes of this Agreement.

     18.10 Written Consents . All consents or approvals required or permitted under this Agreement shall be in writing.














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



     IN WITNESS WHEREOF the parties have executed this Agreement on the dates stated below their signatures.

                         MCNIC PIPELINE & PROCESSING COMPANY



                         By:  /s/Joseph L. Roberts
                         Name:  Joseph L. Roberts
                         Title: President
                         Date:  September 3, 1997


                         CROWN ASPHALT CORPORATION



                         By:   /s/Jay Mealey
                         Name:    Jay Mealey
                         Title:   President
                         Date:    September 3, 1997












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


     Schedule 2.1

                 Crown Intellectual Property





That certain License Agreement dated January 20, 1989 between Park Guymon Enterprises and Crown Asphalt
Corporation (formerly BuenaVentura Resources Corporation) for the Territory covering the state of Utah relating to the solvent/surfactant wash process for extraction of bitumen from tar sands.



























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


                        Schedule 2.2

                    Detailed Engineering





I.   Engineering



     A. Complete PFD

     B. Complete equipment data sheets for equipment and bid long lead equipment

     C. Complete soils testing and foundation design

     D. Select plant site and establish elevations for equipment layout

     E. Complete technical/location issues for utilities

     F. Complete and "freeze" P&ID for process facility

     G. Obtain firm quote for EPC Contract



II.  Reserve Verification



     A. Complete a core hole twin to prior SOHIO core hole and test oil saturation to verify prior reserve data. (If correlation does not verify prior data, drill additional core holes).

      B. Award contract for mine plan development


















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


                       Schedule 2.3

                        Existing Data





1.   Reserve Report prepared by SOHIO for Asphalt Ridge

2.   Report of the Initial Production Facility prepared by
     SWACO Geologaph

3.   Mine Pre-feasibility Study prepared by Weir
     International Mining Consultants

4.   Opinion of Probable Costs prepared by Redd Engineering

5.   Copies of Permits

          Utah Division of Oil, Gas and Mining

          Utah Division of Air Quality

          Utah Division of Water Quality (Permit-by-Rule letter)

          Uintah County, Utah Conditional Use Permit


















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


                     Schedule 3.3(a)(i)

                      Leased Equipment





The equipment necessary for Mining operations at the Project which generally includes the following (the actual equipment is subject to change upon completion of a detailed mine plan):



Item                     Manufacturer           Model X

Sand Loader              O & K                  40D

Haul Trucks (3)          Caterpillar            769C (40 ton)

Tractor Truck Dump       Caterpillar            D8N

Loader Sand Dump         Caterpillar            938F

Crusher                  Schroeder Industries   FB50-72-2

Conveyor - Tailings      Continental Conveyor   30"X1,400'

                         @ 150 tph

Truck Mech Hvd Duty      Ford/Chevrolet         F60C

Pick Ups                 Ford/Chevrolet         3/4 T 4X4

Welder Mobile                                   400 Amp

                         Light Towers20-30 KW















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                        Schedule 4.2

                         Litigation





                            NONE


























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                           Schedule 4.3

                        Compliance Matters




                              NONE


























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                        Schedule 4.6

                        Project Area



























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                     Schedule 4.6(a)(i)

                   Fee & Titled Interests





Crown and BVRC owns no fee titled interests, patented mining claims, patented millsites or severed or reserved mineral interest relating to the Properties.
























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                     Schedule 4.6(a)(ii)

                           Leases



Lease

Number    Lessor         Description



BVR-001   USITLA    Township 4 South, Range 21 East, S. L.
                    B. & M.

ML-44027            Section 30: NE/4SE/4

                    Section 31: LOTS 1, 2, E/2NW/4, SE/4SW/4



BVR-002   USITLA    Township 5 South, Range 20 East, S. L.
                    B. & M.

ML-44028            Section 1: LOTS 1, 2, S/2NE/4



BVR-003   USITLA    Township 5 South, Range 21 East, S. L.
                    B. & M.

ML-44155            Section 5: LOTS 8, 9, 10, 11

                    Section 6: LOTS 1, 2, 3, 4, S/2N/2, SE/4

                    Section 8: LOTS 1, 2, 5, 6, W/2NE/4,
                    S/2NW/4, SW/4

                    Section 18: NE/4



BVR-004   USITLA    Township 4 South, Range 21 East, S. L.
                    B. & M.

ML-44156            Section 19: LOTS 1, 2, 3, 4, E/2SW/4,
                    W/2SE/4, W/2SE/4SE/4



BVR-005   USITLA    Township 4 South, Range 20 East, S. L.
                    B. & M.

ML-44428            Section 24: LOTS 3, 4, W/2SE/4

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BVR-007   USITLA    Township 4 South, Range 20 East, S. L.M.

ML-44590            Section 24: S/2SW/4

                    Section 25: LOTS 3, 4, W/2, W/2SE/4



BVR-008   USITLA    Township 4 South, Range 21 East, S. L.M.

ML-44591            Section 30: N/2NE/4, SE/4NE/4



BVR-009   USITLA    Township 4 South, Range 21 East, S. L.
                    B. & M.

ML-44597            Section 31: LOTS 1, 2, 3, 4, E/2W/2



BVR-010   WEMBCO    Township 4 South, Range 21 East, S. L.M.

FEE                 Section 30: W/2SE/4, SE/4SE/4

                    Section 31: W/2NE/4, SE/4NE/4, SE/4,
                    NE/4NE/4

                    Section 32: SW/4



                    Township 4 South, Range 20 East, S. L.M.

                    Section 23: S/2NE/4, N/2SE/4

                    Section 24: S/2NW/4, N/2SW/4



     Reserving and excepting from Lease BVR-010 an amount equal to $134,450.12 which represents the advanced

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     minimum royalty paid by Crown through the Effective
     Date pursuant to the lease terms. Royalties will be paid directly to Crown until the full amount is recouped after which royalties will be paid to the Lessors in accordance with the lease terms.



Lease

Number    Lessor         Description



BVR-012   USITLA    Township 4 South, Range 21 East, S. L.M.

ML-46289            Section 31: LOTS 3,4, NE/4SW/4

                    Section 32: S/2NE/4



BVR-013   USITLA    Township 4 South, Range 21 East, S. L.
                    B. & M.

ML-46672            Section 19: LOTS 1, 2, 3, 4, E/2SW/4,
                    W/2SE/4, W/2SE/4SE/4

                    Section 32: W/2NW/4, SE/4NW/4



BVR-014   USITLA    Township 5 South, Range 21 East, S. L.
                    B. & M.

ML-46673            Section 10: SW/4SW/4

                    Section 23: LOTS 9 & 10, W/2SE/4

                    Section 25: LOT 11

                    Section 26: E/2



BVR-015   USITLA    Township 5 South, Range 22 East, S. L.
                    B. & M.

ML-46803            Section 30: LOT 4, SE/4SW/4

                    Section 31: LOTS 1, 2, 4, E/2NW/4, NE/4



BVR-016   USITLA    Township 6 South, Range 22 East, S. L.
                    B. & M.
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ML-46905            Section 5: LOT 1, S/2

                    Section 6: LOTS 1, 2, 6, 7, S/2NE/4,
                    SE/4, E/2SW/4



BVR-017   USITLA    Township 5 South, Range 21 East, S. L.M.

ML-47446--OBA       Section 35: ALL

                    Section 36: ALL



BVR-018   A.R.I.    Township 4 South, Range 20 East S.L.M

(Option to Lease)   Section 25: NE/4



                    Township 4 South, Range 21 East S.L.M

                    Section 30: NW/4



                    Township 5 South, Range 21 East S.L.M

                    Section 4: SW/4NW/4, NW/4SW/4, E/2SW/4

                    Section 15: W/2NW/4, SE/4NW/4, SW/4NE/4

                    Section 25: W/2, SE/4



1.   Township 5 South Range 22 East S.L.M

                    Section 31: SE/4, NW/4SW/4, E/2SW/4

                    Section 32: SW/4



                    A lease document for this option with
final terms has not been executed.  The option expires
September 15, 1997.

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                    Schedule 4.6(a)(iii)

                  Unpatented Mining Claims





Enterprise #1 Unpatented Placer Mining Claim UMC 266760



     Township 4 South Range 20 East

     Section 31: SE/4



     This unpatented claim was leased to the Company from Wembco, Inc. by the Oil, Gas and Minerals Lease (#010) described in Schedule 4.6(a)(ii).























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                     Schedule 4.6(a)(iv)

                        Water Rights





Two second feet of water which was segregated from the Utah Division of Water Rights Water Application No. 29105 (49-
219) and assigned to Wembco, Inc. from Standard Oil Alternate Development Company on August 8, 1986. This water right was leased to the Company from Wembco, Inc. by the Oil, Gas and Minerals Lease (#010) described in Schedule 4.6(a)(ii).





















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                      Schedule 4.6(h)(i)

                           Permits



Agency                             Permit

Division of Air Quality            Notice of Intent (NOI)*



Division of Oil, Gas and Mining    NOI - Large
                                   Mining Operations*



Division of Water Quality          Ground Water
                                   Discharge Permit*

                                   Utah Pollutant Discharge
                                   Elimination System Permit
                                   (UPDES)**



Division of Water Rights           Water Appropriation



Division of State History          Jurisdiction of State
                                   Historic Preservation
                                   Officer



Uintah County                          Conditional Use Permit*

                                   Building Permits

                                   Sanitary Waste Permit (if
                                   necessary)



U. S. Environmental
Protection Agency                  Spill Prevention Control
                                   and Countermeasures Plan**



U. S. Department of the Treasury   Explosives Permit
                                   (if necessary)



Department of Labor

    MSHA                           Legal Identity Report



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*    Approval received

**   Approval upon filing































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                     Schedule 4.6(h)(ii)

             Compliance Expenditure Obligations







There are no outstanding material commitments to federal, state or local governmental authorities that require Crown to expend funds.























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                       Schedule 4.6(l)

                     Material Contracts





I. A Joint Venture Agreement dated December 31, 1995 between Crown, formerly BuenaVentura Resources Corporation (BVRC), and Eagle Bay Resources, Inc. for the manufacture and sale of pre-packaged road repair and surfacing products. MCNIC has received a full copy of the agreement and all amendments.



II.  A Tar Sands Supply and Mining Agreement dated May 15,
     1996 between Crown, formerly BVRC, and Uintah County which provides for the expansion of Uintah County's mine and removal of overburden in return for the dedication of tar sands ore to Uintah County. MCNIC has received a full copy of the agreement and all amendments.



III. A Participation Agreement dated March 28, 1994 between
     Crown, formerly BVRC, and Asphalt Ridge Limited
     Partnership Net Profits Agreement with Asphalt Ridge
     Limited Partnership (ARLP) wherein ARLP is entitled to a 2.5% net profits interest, proportionately reduced upon certain conditions. MCNIC has received a full copy of the agreement and all amendments.



IV. A License Agreement dated January 20, 1989 between Park Guymon Enterprises, Inc. and Crown, formerly BVRC, amended effective July 1, 1993 and July 1, 1996, licensing the use of certain process technology to remove bitumen from tar sands. The agreement provides for a 2% Production Royalty on Net Returns to the Licensor. MCNIC has received a full copy of the agreement and all amendments.


















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                       Schedule 4.6(m)

              Crown Parent Financial Statements


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